Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

Among

Mr. O. Gene Bicknell,

The Stockholders of NPC International, Inc.,

NPC Acquisition Holdings, LLC

and

NPC International, Inc.

Dated as of March 3, 2006

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Interpretation and Rules of Construction	14

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Shares	15
SECTION 2.02. Purchase Price	15
SECTION 2.03. Closing	15
SECTION 2.04. Closing Deliveries by the Sellers	15
SECTION 2.05. Closing Deliveries by the Company	16
SECTION 2.06. Closing Deliveries by the Purchaser	17
SECTION 2.07. Determination of Final Company Indebtedness	18
SECTION 2.08. Escrow	21

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

SECTION 3.01. Organization, Authority and Qualification of the Sellers	21
SECTION 3.02. No Conflict	22
SECTION 3.03. Governmental Consents and Approvals	23
SECTION 3.04. Ownership of Shares	23
SECTION 3.05. Litigation	23
SECTION 3.06. Brokers	23

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
ABOUT THE COMPANY

SECTION 4.01. Organization, Authority and Qualification of the Company	23
SECTION 4.02. Subsidiaries	24
SECTION 4.03. Capitalization	25
SECTION 4.04. Corporate Books and Records	25
SECTION 4.05. No Conflict	26
SECTION 4.06. Governmental Consents and Approvals	26
SECTION 4.07. Financial Information; Books and Records	26

i

EXHIBITS

A	Share Ownership of the Company
B	Credit Facilities and Other Financing Arrangements
C	Pizza Hut Amendment
D	Senior Management
E	Form of Escrow Agreement
F(1)	Surviving Affiliate Agreements
F(2)	Terminated Affiliate Agreements
G	2006 Development Capital Expenditure Plan
H	Certain Ownership Interests
I	Certain Guarantees
J	Form of Management Retention Agreements
K	Form of Roll-Over Contribution Agreement

v

DISCLOSURE SCHEDULE
The Disclosure Schedule includes the following Sections:

3.04	Ownership of Shares
4.01	Organization, Authority and Qualification of the Company
4.02(a)	Subsidiaries
4.02(b)	Other Interests
4.05	No Conflict
4.06	Governmental Consents and Approvals
4.07(a)	Financial Statements
4.07(b)	Financial Statements Exceptions
4.07(d)	Off Balance Sheet Arrangements
4.08	Absence of Undisclosed Liabilities
4.10	Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions
4.11	Litigation
4.12(b)	Governmental Orders
4.13(b)	Liquor Licenses
4.14	Environmental and Other Permits and Licenses; Related Matters
4.15(a)	Material Contracts
4.15(a)(xiv)	Affiliate Contracts
4.16(a)	Franchise Agreements
4.16(b)	Sub Franchise Agreements
4.16(f)	Franchise Waivers
4.17(a)	Intellectual Property
4.17(c)	Title to Intellectual Property
4.18(a)	Owned Real Property
4.18(b)	Leased Real Property
4.18(c)	Real Property Matters
4.18(d)	Leases
4.18(f)	Condemnation Proceedings
4.18(j)	Certain Improvements
4.18(l)	Improvements
4.20	Suppliers
4.21(a)	Employee Benefit Plans
4.21(b)	Severance Plans
4.22	Labor Matters
4.23	Key Employees
4.24(a)	Related Party Interests
4.24(b)	Liability to Related Parties
4.24(c)	Certain Related Party Agreements – Arm’s Length Basis
4.25(a)(v)	Tax Assessments
4.25(a)(xiii)	Partnership and Joint Venture Membership
4.25(c)	Certain Tax Matters
4.25(e)	Tax Returns
4.26	Insurance
4.27	Risk Management Instruments

4.28	Certain Capital Expenditures
6.01(a)	Conduct of Business Prior to Closing
6.01(b)	Exceptions to Conduct of Business
8.01	Tax Reserves
10.02	Designated Leases

STOCK PURCHASE AGREEMENT, dated as of March 3, 2006, among Mr. O. Gene Bicknell (“Mr. Bicknell”) and the stockholders set forth in Exhibit A hereto (each, including Mr. Bicknell, a “Seller” and, collectively, the “Sellers”), NPC Acquisition Holdings, LLC, a Delaware limited liability company (the “Purchaser”), and NPC International, Inc., a Kansas corporation (the “Company”).

WHEREAS, the Sellers own all the issued and outstanding shares (the “Shares”) of common stock, $500 par value per share (the “Common Stock”), of the Company;

WHEREAS, the Company, directly and through its Subsidiaries, is engaged in the business of owning and operating retail food service establishments at various locations in the United States (the “Business”); and

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Shares, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers, the Company and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms. (a) For purposes of this Agreement:

“2006 Audit” means an executed audit opinion from an independent public accounting firm with respect to the consolidated financial statements of the Company and its Subsidiaries for the fiscal year ending as of December 26, 2006.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Stock Purchase Agreement among the parties hereto (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 12.07.

“Assets” means the assets and properties, real, personal, or mixed, tangible or intangible, of every kind and description, owned, leased, or licensed by or for the benefit of the Company and the Subsidiaries.

“Aircraft Dry Lease” means the Aircraft Dry Lease, dated December 23, 2002, between OGB, LLC and NPC International, Inc.

“Bicknell Promissory Note” means that certain Promissory Note, dated May 31, 2005, made by O. Gene Bicknell in the principal amount of $3 million in favor of NPC International, Inc.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Cash” means, for the Company and the Subsidiaries, cash in hand or held for the account of such entity and cash equivalents that would be set forth on an audited balance sheet determined in accordance with GAAP and applied on a basis consistent with practices used in preparing the Audited Financial Statements; provided that for the avoidance of doubt Cash shall not include credit card receivables.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the Closing.

“Claim Report” means any written report received by the Company, Hawk-Eye or any Subsidiary from the respective insurance company or from the Company’s insurance agent or third-party administrator with respect to any claim or occurrence subject to coverage under the Company Insurance/Self-Insurance Program.

“Claims” means, as to Environmental Claims, any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing Payment Amount” means (a) the Closing Date Net Proceeds, if the Sellers timely elect to deliver the Escrow Letter of Credit at Closing in accordance with Section 2.08, or (b) the Closing Date Net Proceeds minus the Escrow Amount, if the Sellers do not timely elect to deliver and deliver the Escrow Letter of Credit at Closing in accordance with Section 2.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Accountants” means KPMG LLP, independent accountants of the Company.

“Company Financing Costs” means any and all documented out-of-pocket costs, expenses, fees and amounts incurred by the Company or any Subsidiary at the request of the Purchaser in cooperating with the Purchaser in connection with obtaining the Financing and in complying with Section 6.06(b) of this Agreement, including without limitation:  (i) the excess of the out-of-pocket costs paid by the Company to the Company Accountants over $100,000 in connection with the 2005 Audit, (ii) all SEC and NASD registration, listing and filing fees, (iii) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws, (iv) all expenses in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any sales materials, private placement memorandum, Registration Statement, prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements, certificates and any other documents relating to the performance under and compliance with Section 6.06(b), and (v) the fees and disbursements of counsel for the Company and of the Company Accountants (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), but excluding any travel expenses.

“Company Indebtedness” means, with respect to the Company and the Subsidiaries (including, for the avoidance of doubt, as of the Effective Time, Hawk-Eye), an amount equal to (1) the sum of, without duplication, the following (except to the extent any such amounts in (1)(b), (c), (d) and (g) were financed through an increase in Indebtedness of the Company and the Subsidiaries or paid by the Company or any Subsidiary prior to the Effective Time): (a) the Indebtedness of the Company and the Subsidiaries as of the Effective Time whether or not repaid or to be repaid at the Closing pursuant to Section 6.09 (Credit Facilities and Other Financing Arrangements), (b) any prepayment penalty, fee, make whole amount or similar debt, liability or obligation arising from the early retirement of any Indebtedness of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement, (c) (i) any amount paid by or on behalf of the Company or any Subsidiary, in cash or in kind, in accordance with Section 6.04(b) (Lease Consents) and to satisfy the Company’s obligation to pay the Hawk-Eye Cash Consideration Amount, (ii) the Hawk-Eye Rollover Amount, (iii) any amount paid by the Company or any Subsidiary in accordance with Section 6.09 (Credit Facilities and Other Financing Arrangements) to the extent it relates to the settlement of the Derivatives, (iv) any amount required to pay the unfunded benefits as of the Effective Time under the NPC International, Inc. Non-Qualified Executive Deferred Compensation Plan, as amended, and (v) any amount by which the accrued benefits under the NPC International, Inc. Deferred Compensation and Retirement Plan as of the Closing Date exceed amounts held by the trustee of such plan on behalf of participants as of the Closing Date plus amounts for the most recently completed pay period prior to the Effective Time not yet paid to the trustee as of the Effective Time, (d) any obligation of the Company or any Subsidiary that is accelerated or triggered as a result of a “change of control” of the Company, including, without limitation, (A) any transfer fees owed by the Company or any Subsidiary to PHI or its affiliates under the Pizza Hut Franchise Agreements resulting from the consummation of the transactions contemplated by this Agreement and (B) any costs of runoff insurance related to Directors & Officers Insurance, Fiduciary Liability Insurance and Employment Practices Liability Insurance incurred by the Company or any Subsidiary resulting from the consummation of the transactions contemplated by this Agreement, (e) the unamortized portions of the 2006 annual funding advance payments made prior to the Effective Time by (i) Dr Pepper/Seven Up Inc. to the Company or any Subsidiary pursuant to the Dr Pepper/Seven Up Beverage Supply Agreement and (ii) Pepsi-Cola to the Company or any Subsidiary pursuant the Pepsi-Cola Beverage Supply Agreement, (f) the amount, if any, by which Cash at the Effective Time is less than $5 million and (g) any out-of-pocket expenses incurred by the Company and the Subsidiaries at or prior to the Closing in connection with the negotiation, execution or consummation of the transactions contemplated by this Agreement and not paid prior to Closing (excluding Company Financing Costs) less (2) all Company Financing Costs paid by the Company and not reimbursed by the Purchaser; provided that the Sellers and the Purchaser agree and acknowledge (x) that Company Indebtedness shall not be reduced by any amount paid by or on behalf of the Purchaser pursuant to this Agreement and (y) for the purposes of this definition, Company Indebtedness shall be reduced by 75% of the net amount contributed to the POWR Plan for Key Employees for fiscal year 2005.

“Company Insurance / Self-Insurance Program” means the Company’s program of (a) obtaining and maintaining insurance policies and (b) retaining self-insured retention amounts relating to such policies; which program as currently in effect is described in Section 4.26 of the Disclosure Schedule. For purposes of this Agreement, a Liability would be “covered” under or “subject to coverage” under the Company Insurance/Self-Insurance Program if such Liability is within the scope of the coverage provided by the Company Insurance/Self-Insurance Program and within the amount of coverage provided by the sum of (x) the Company’s self-insured retention amounts (in the form of retentions, deductibles and corridor retained amounts) related to the insurance policies maintained by the Company in the Company Insurance/Self-Insurance Program and (y) the amount of coverage provided by the insurance policies maintained by the Company in the Company Insurance/Self-Insurance Program that is in excess of the applicable self-insured retention amounts. For the avoidance of doubt, a Liability would be “covered” under or “subject to coverage” under the Company Insurance/Self-Insurance Program even if such Liability were fully within the applicable self-insured retention amount, provided that such Liability would have been subject to coverage under the applicable insurance policy or policies in the Company Insurance/Self-Insurance Program except for the fact that the amount of such Liability did not exceed the applicable self-insured retention amount.

“Company Intellectual Property” means Intellectual Property owned by the Company, Hawk-Eye or any Subsidiary.

“Company IP Agreements” means (a) licenses of Company Intellectual Property by the Company, Hawk-Eye or any Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to the Company, Hawk-Eye or any Subsidiary, (c) agreements between the Company, Hawk-Eye or any Subsidiary and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Contract” means any legally binding note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, letter of credit, franchise, commitment, undertaking or other instrument or legally binding arrangement, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Credit Facilities and Other Financing Arrangements” means each of the agreements referred to in Exhibit B.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by the Sellers and the Company to the Purchaser in connection with this Agreement.

“Dr Pepper/Seven Up Beverage Supply Agreement” means the Dr Pepper/Seven Up Beverage Supply Agreement among the Company and Dr Pepper/Seven Up Inc. for the period January 1, 2002 through December 31, 2011.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Equity Commitment Letter” shall mean the Equity Commitment Letter entered into on or prior to the execution of this Agreement from ML Global Private Equity Fund, L.P. and Merrill Lynch Ventures, L.P. 2001 to the Company and Mr. Bicknell.

“Escrow Agent” means U.S. Bank National Association acting through a branch or other location that provides the escrow services required to be provided under the Escrow Agreement within a reasonable proximity of Kansas City, Missouri or, if unavailable, such other financial institution to be selected by the Sellers promptly after the date hereof, subject to the Purchaser’s approval (such approval not to be unreasonably withheld or delayed).

“Escrow Amount” means $25,000,000.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent as such sum may be decreased as provided in the Escrow Agreement.

“Escrow Letter of Credit” means an irrevocable letter of credit in form and substance (including from a financial institution) reasonably satisfactory to the Purchaser in a stated amount equal to the Escrow Amount.

“Fiscal Period” means each four or five-week fiscal period, as the case may be, utilized by the Company and its Subsidiaries for accounting purposes consistent with past practices.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hawk-Eye” means Hawk-Eye Pizza, LLC, a Kansas limited liability company.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance that is regulated by any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money (including, for the avoidance of doubt, all outstanding principal, accrued but unpaid interest and fees), (b) all obligations of such Person for the deferred purchase price of property (excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business), (c) all indebtedness for borrowed money of such Person evidenced by notes, bonds, debentures or other similar instruments (including, for the avoidance of doubt, all outstanding principal, accrued but unpaid interest and fees), (d) all obligations of such Person for the reimbursement of any obligor under acceptance, letter of credit or similar facilities that either have been drawn upon prior to the Effective Time or that a third party has made a claim to draw upon prior to the Effective Time, (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (f) except with respect to obligations under the Contracts listed in Exhibit I, all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person or with respect to which such Person has otherwise through an agreement assumed the liability to assure a creditor against non-payment, and (g) all Indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. For the avoidance of doubt, “Indebtedness” shall not include the following items appearing on consolidated balance sheets of the Company and the Subsidiaries in the ordinary course of business consistent with past practice:  “Closure Reserves”, “Insurance Reserves” and “Deferred Items”.

“Indemnified Party” means a Purchaser Indemnified Party or a Sellers Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 10.02 or the Purchaser pursuant to Section 10.03, as the case may be.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets, know-how and invention rights.

“Inventories” means all inventory, merchandise, retail goods, and raw materials, packaging, labels, supplies and other personal property, including, without limitation, food products and beverages, ingredients, cleaning and maintenance supplies, menus, paper goods, dishes, pots, pans, napkins, and other cooking, serving and eating utensils, uniforms, forms and office supplies and advertising, promotional and sales materials maintained, held or stored by or for the Company or any Subsidiary, and any prepaid deposit for any of the same.

“knowledge of the Company”, “Company Knowledge” or similar terms used in this Agreement means those facts and circumstances actually known by each of Mr. Bicknell, James K. Schwartz, Troy D. Cook, Susan G. Dechant, D. Blayne Vaughn, L. Bruce Sharp,

Linda K. Sheedy, Lavonne K. Walbert, Michael Woods and, solely for purposes of Section 4.18, James Villamaria.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased by the Company, Hawk-Eye or any Subsidiary as tenant, together with, to the extent leased by the Company, Hawk-Eye or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company, Hawk-Eye or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract.

“LIBOR” means the one-month Interbank Official Rate with respect to deposits in U.S. Dollars which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the Business Day immediately preceding the Closing Date and such one-month rate on the Business Day immediately preceding each monthly anniversary of the Closing Date with respect to interest due for any subsequent monthly period.

“Licensed Intellectual Property” means Intellectual Property owned by a Person other than the Company, Hawk-Eye or any Subsidiary and licensed to the Company, Hawk-Eye or any Subsidiary pursuant to the Company IP Agreements.

“Management Retention Agreements” shall mean the employment agreements to be entered into at or prior to the Closing between the Company and each of the members of the Senior Management of the Company, in the forms approved as of the date hereof by the members of Senior Management and the Purchaser, and attached hereto as Exhibit J.

“Material Adverse Effect” means any circumstance, change in or effect on the Business, the Company or any Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Company or any Subsidiary, is or is reasonably likely to be materially adverse to the Business, franchise relationships, results of operations or the financial condition of the Company and the Subsidiaries taken as a whole; provided, however, that none of the following shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement in this Agreement that is qualified by the term “Material Adverse Effect” or whether a “Material Adverse Effect” has occurred:  (a) (i) the taking of any action by the Sellers, the Company or any Subsidiary approved or consented to in writing by the Purchaser or (ii) any action specifically required to be taken or not taken by the Sellers, the Company or any Subsidiary pursuant to the terms and covenants contained in this Agreement or (b) (i) changes in general economic conditions, (ii) changes in Laws or interpretations thereof by a Governmental Authority, (iii) changes in GAAP, or (iv) changes in current conditions caused by acts of terrorism or war (whether or not pending, threatened, or declared) occurring after the date hereof, which, in the case of each of the items in clause (b) of this proviso, do not materially disproportionately affect the Company and the Subsidiaries relative to other Persons operating in the same industry.

“Oread Capital Loan Agreement” the Loan Agreement, dated February 2, 2005, between Hawk-Eye Pizza, LLC, Oread Capital Partners, LLC, James K. Schwartz, Troy D. Cook and Intrust Bank, N.A. and the Promissory Note, dated February 2, 2005, in the principal amount of $11,530,000.00 executed by Oread Capital Partners, LLC, as borrower, payable to the order of Intrust Bank, N.A. with a maturity date of January 31, 2020.

“Owned Real Property” means the real property in which the Company, Hawk-Eye or any Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company, Hawk-Eye or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permit” means any permit, license, certificate, approval, identification number, rights, exemptions, orders or franchises from any Governmental Authority or other authorizations, required under or issued pursuant to any applicable Law, necessary for the ownership of the owned Assets and lawful conduct of the Business as currently conducted, including those relating to, among others, food preparation and handling, alcoholic beverage control, public health and safety, zoning and fire codes.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence:  (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $50,000 in the case of a single property or $500,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) Encumbrances not created by the Company or any Subsidiary on Leased Real Property and that do not adversely affect the use or enjoyment of the Leased Real Property as currently used by the Company and the Subsidiaries; and (e) minor survey exceptions, reciprocal easement agreements and other Encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use or enjoyment of such property for its current purposes.

“Pepsi-Cola Beverage Supply Agreement” means the Pepsi-Cola Beverage Supply and Marketing Agreement, dated as of January 1, 2000, between Pepsi-Cola Company, a division of PepsiCo, Inc., on its own behalf and on behalf of the Pepsi/Lipton Tea Partnership and the Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“PHI” means Pizza Hut, Inc.

“Pizza Hut Amendment” means the Consent and Amendment Agreement to be entered into on or prior to the Closing among the Purchaser, the Company, Hawk-Eye, and NPC Management, Inc. on the one hand, and PHI on the other hand, containing terms and conditions no less favorable to the Purchaser than those set forth in the form of the Consent and Amendment Agreement attached hereto as Exhibit C.

“Pizza Hut Release” means the release in favor of PHI to be entered into on or prior to Closing by the Purchaser, the Company, Hawk-Eye, and NPC Management, Inc., and attached as Exhibit A to the Pizza Hut Amendment.

“Pizza Hut System” means the system of pizza restaurants throughout the United States and in certain foreign countries operated under the name and mark “Pizza Hut” or similar names and marks.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Sellers in a written notice to the Purchaser at least five Business Days before the Closing.

“Purchaser Accountants” means Deloitte & Touche LLP, independent accountants of the Purchaser.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Revolving Credit Facility” means the Amended and Restated Credit Agreement, dated as of June 3, 2004, among NPC Management, Inc., as Borrower, the Company, JPMorgan Chase Bank, as Administrative Agent, U.S. Bank National Association, as Syndication Agent, Bank of America, N.A., as Syndication Agent, SunTrust Bank, as Documentation Agent, Harris Trust and Savings Bank, as Documentation Agent, and the lenders signatory thereto.

“Roll-Over Contribution Agreement” shall mean the contribution and subscription agreement which shall be entered into by the Purchaser, Mr. Schwartz and Mr. Cook at or prior to the Closing, substantially in the form attached hereto as Exhibit K, pursuant to which Mr. Cook and Mr. Schwartz shall contribute their respective Roll-Over Interests to the Purchaser in exchange for membership interests in the Purchaser.

“Romacorp Agreement” means the Amended and Restated Accounting and Management Information Services Agreement, dated March 28, 2005, between NPC Management, Inc. and Romacorp, Inc.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Management” shall include the individuals set forth in Exhibit D hereof.

“Split Dollar Agreements” means (a) the Amended and Restated Split-Dollar Agreement made and entered into June, 2002 among NPC International, Inc., the Trustees of the O. Gene Bicknell Life Insurance Trust of 1980, created under trust agreement dated September 19, 1980, Mr. Bicknell and A.G. Edwards Trust Company, FSB and (b) the Split-Dollar Agreement dated March 19, 1997, among NPC International, Inc., the Trustees of the O. Gene Bicknell 1997 Irrevocable Trust created under trust indenture dated February 25, 1997, and Mr. Bicknell.

“Split Dollar Life Insurance Policies” means (a) The Hartford Life Insurance Company policy no. VL9319180 issued to the Trustees of the O. Gene Bicknell Life Insurance

Trust of 1980, created under trust agreement dated September 19, 1980 and (b) Aetna policy no. F1522945 issued to the Trustees of the O. Gene Bicknell 1997 Irrevocable Trust created under trust indenture dated February 25, 1997.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries, including, for the avoidance of doubt, as of the Closing, Hawk-Eye.

“Survival Date” means three months after the receipt by the Company of the 2006 Audit.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.

“Taxes” means (i) any and all taxes, fees, levies, customs, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) or estimated taxes imposed by any government or taxing authority, including taxes or other charges on or with respect to income, single business, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, personal property, real property, tangible property, occupation, premium, alternative or add-on minimum, or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (iii) license, registration and documentation fees; and any liability for the payment of any Tax (A) as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other Person, (B) by reason of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person for Taxes, including, without limitation, a tax sharing, tax indemnity or similar agreement, and (C) by reason of transferee or successor liability, whether imposed by Law, contractual arrangement or otherwise.

“Territory Franchise Agreement #12” means that certain Pizza Hut, Inc. Territory Franchise Agreement #12 dated January 1, 2003 between PHI and NPC Management, Inc., as such agreement has been amended by the Superseding Blanket Amendment to New Franchise Agreements among PHI, the Company, NPC Management, Inc. and NPC Restaurants, LP made and entered into on January 18, 2003 and the Wingstreet Addendum.

“Wingstreet Addendum” means the Wingstreet Addendum to the Pizza Hut Inc. Franchise Agreements between PHI, on the one hand, and NPC Management, Inc. or Hawk-Eye, on the other hand, dated as of December 16, 2005.

(b)           Definitions. The following additional defined terms have the meanings set forth in the Sections set forth below:

Definition	Location

“2005 Audit”	6.06(c)

“2005 Capital Expenditure Report”	4.28
“Audited Financial Statements”	4.07(a)
“Business”	Recitals
“Closing”	2.03
“Closing Date”	2.03
“Closing Date Net Proceeds”	2.07(b)
“Common Stock”	Recitals
“Company”	Preamble

“Company Leases”	4.18(d)
“Company Marks”	6.07(a)
“Company Restaurants”	4.13(b)

“Current Upgrade Schedules”	4.16(j)

“Covered Actions”	4.11
“Covered Liabilities”	4.08
“Derivatives”	4.27
“Effective Time”	2.03
“Employment Agreements”	4.15(a)(xiii)

“ERISA”	4.21(a)
“Escrow Agreement”	2.08
“Estimated Company Indebtedness”	2.07(a)

“Estoppel Certificates”	2.05(i)
“Evidence of Encumbrances and Payoff Letters”	9.03(h)
“Financial Statements”	4.07(a)
“Financing”	5.05
“Franchise Agreement Options”	4.16(h)
“Hawk-Eye Cash Consideration Amount”	6.11(a)(i)
“Hawk-Eye Roll-Over Amount”	6.11(a)(iv)
“Independent Accounting Arbitrator”	2.07(d)(iv)
“Insurance Policies”	4.26
“Insurer”	4.26
“Interim Financial Statements”	4.07(a)
“lease”	4.15(a)

“Proposed Statement Review Period”	2.07(d)
“NQDC Plan”	7.02(b)
“Old Letters of Credit”	6.09
“Options”	4.18(n)
“Oread Capital”	6.11(a)(i)
“Oread Holdings”	6.11(a)(ii)
“Period Board Reports”	4.07(a)
“Pizza Hut Franchise Agreements”	4.16(a)
“Pizza Hut Sub Franchise Agreements”	4.16(b)
“Plans”	4.21(a)
“POWR Plan”	7.02(b)
“Preliminary Estimated Company Indebtedness”	2.07(a)
“Preliminary Statement of Estimated Company Indebtedness”	2.07(a)
“Purchase Price”	2.02
“Purchased Interests”	6.11(a)(i)
“Purchased Cook Interest”	6.11(a)(iii)
“Purchaser”	Preamble
“Purchaser Non-Indemnification Event”	10.01(b)
“Purchaser Terminating Breach”	10.01(b)
“Purchaser Indemnified Party”	10.02(a)
“QSSS”	4.25(b)

“Reference Balance Sheet”	4.07(a)
“Registration Statement”	6.06(b)(ii)
“Related Party Agreements”	4.15(a)(xiv)

“Replacement Insurance”	6.04(d)
“Representatives”	6.02(a)
“Required Financial Information”	6.06(b)(iv)
“Restricted Period”	6.08(a)

“Retained Interests”	6.11(a)(i)
“Roll-Over Interests”	6.11(a)(i)

“Runoff Insurance”	6.04(d)
“Schedule B”	4.16(i)
“S-Corporation”	4.25(b)
“Self-Insurance”	4.26

Definition	Location

“Lease Consents”	2.05(h)
“Liability Cap”	10.04
“Liquor Licenses”	4.13(b)
“Location Franchise Agreements”	4.16(a)(i)
“Loss”	10.02(a)
“Material Contracts”	4.15(a)
“Monthly Management Reports”	4.07(a)
“Mr. Cook”	6.11(a)(ii)
“Mr. Schwartz”	6.11(a)(ii)

“Multiemployer Plan”	4.21(b)
“Multiple Employer Plan”	4.21(b)
“Non-Lease Consents”	2.05(h)
“Notice of Disagreement”	2.07(d)(ii)
“Proposed Statement of Company Indebtedness”	2.07(c)

“Seller” or “Sellers”	Preamble
“Seller Terminating Breach”	10.01(a)
“Seller Non-Indemnification Event”	10.01(a)
“Sellers Indemnified Party”	10.03
“Sellers Representative”	12.15
“Shares”	Recitals
“Short C Year”	8.09
“Short S Year”	8.09
“Statement of Estimated Company Indebtedness”	2.07(a)
“Surviving Affiliate Contracts”	6.10
“Territory Franchise Agreements”	4.16(a)(ii)
“Territory”	6.08(a)
“Third Party Claim”	10.05(b)
“Third Party Consents”	2.05(h)

SECTION 1.02.  Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)           references to a Person are also to its successors and permitted assigns; and

(i)            the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j)            this Agreement was negotiated by the parties with the benefit of legal representation, and any inference, rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, the Shares, free and clear of all Encumbrances (except for restrictions under applicable securities laws), and the Purchaser shall purchase the Shares.

SECTION 2.02.  Purchase Price. The purchase price for the Shares shall be $615,000,000.00 less the amount of the Final Company Indebtedness (the “Purchase Price”). The Purchaser shall deduct from any amount payable under Sections 2.06 and 2.07(d) (to the extent the Company fails to deliver the certificate specified in Section 2.05(e) at the Closing or otherwise to the extent required by a change in applicable Law following the date hereof) and 2.07(e) any amount required to be withheld and deducted under the Code or other applicable Tax Law. Any amount so deducted shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis.

SECTION 2.03.  Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York (which may include receipt of documents by the Purchaser from the Sellers by express mail delivery service prior to the Closing) at 10:00 A.M. New York time on the Wednesday that is or immediately follows the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article IX (other than those conditions that by their nature are required to be satisfied at the Closing) or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing. The day on which the Closing occurs is referred to as the “Closing Date” and the Closing shall be deemed to occur at 12:01 A.M. Central time on the Closing Date (the “Effective Time”).

SECTION 2.04.  Closing Deliveries by the Sellers. (a)  At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(i)            stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form reasonably satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

(ii)           executed counterparts of the Sellers to the Escrow Agreement and the Pizza Hut Release;

(iii)          a true and complete copy, certified by the Secretary, Assistant Secretary or comparable representative of each Seller (other than Mr. Bicknell acting individually), of the resolutions or any other required authorization duly and validly adopted by the governing body of such Seller evidencing its authorization of the execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby;

(iv)          a certificate of the Secretary, Assistant Secretary or comparable representative of each Seller (other than Mr. Bicknell individually) certifying the names and signatures of the officers, trustees or other representatives of such Seller authorized to sign this Agreement and the Escrow Agreement and the other documents to be delivered hereunder and thereunder;

(v)           a receipt for the Closing Payment Amount;

(vi)          the Evidence of Encumbrances and Payoff Letters (as it relates to the Shares); and

(vii)         the resignations, effective as of the Closing, of such individuals as the Purchaser may designate in writing to the Sellers at least five Business Days prior to the Closing as directors and officers of the Company and each Subsidiary;

(viii)        the certificate of Mr. Bicknell specified in Section 9.03(a)(iii); and

(ix)           the certificate of a duly authorized representative of each Seller (other than Mr. Bicknell) specified in Section 9.03(a)(iii).

(b)           If the Sellers timely elect to deliver an Escrow Letter of Credit to the Escrow Agent at the Closing, the Sellers shall deliver a valid Escrow Letter of Credit to the Escrow Agent, in accordance with the Escrow Agreement, at the Closing.

SECTION 2.05.  Closing Deliveries by the Company. At the Closing, the Company and the Subsidiaries shall, and the Sellers shall cause the Company and the Subsidiaries to, deliver or cause to be delivered to the Purchaser:

(a)           executed counterparts of the Company and/or the Subsidiaries to the Pizza Hut Amendment, the Pizza Hut Release and the Management Retention Agreements;

(b)           a true and complete copy, certified by the Secretary or the Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the Pizza Hut Amendment and the consummation of the transactions contemplated hereby and thereby;

(c)           certificate of the Secretary or Assistant Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

(d)           a certificate of a duly authorized officer of the Company certifying on behalf of the Company as to the matters set forth in Section 9.03(a) that relate to the representations and warranties of the Company and the covenants and agreements to be complied with by the Company in this Agreement;

(e)           a certificate (in a form reasonably acceptable to the Purchaser) pursuant to Section 1.1445-2(c)(3) of the Regulations that the Company is not a U.S. real property holding corporation under Section 897(c)(2) of the Code;

(f)            the Evidence of Encumbrances and Payoff Letters (except as it relates to Shares);

(g)           good standing certificates for the Company and for each Subsidiary (i) from the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, in each case dated as of a date not earlier than five Business Days prior to the Closing, and (ii) from the Secretary of State in each other jurisdiction in which the Company or any Subsidiary is qualified to do business as a foreign corporation, in each case other than with respect to California dated as of a date not earlier than ten Business Days prior to the Closing and with respect to California dated as of a date not earlier than thirty days prior to the Closing;

(h)           evidence, in form and substance reasonably satisfactory to the Purchaser, of receipt of (i) any third party consents set forth in Section 4.05 of the Disclosure Schedule related to the Company Leases (the “Lease Consents”) to the extent such consents are received by the Company or any Subsidiary on or prior to the Closing and (ii) the other third party consents set forth in Section 4.05 of the Disclosure Schedule (the “Non-Lease Consents” and together with the Lease Consents, the “Third Party Consents”) to the extent such consents are received by the Company or any Subsidiary at or prior to the Closing; and

(i)            the estoppel certificates in form and substance reasonably satisfactory to the Purchaser from the landlords under the Company Leases (the “Estoppel Certificates”) to the extent such Estoppel Certificates are received by the Company or any Subsidiary on or prior to the Closing.

SECTION 2.06.  Closing Deliveries by the Purchaser. (a)  At the Closing, the Purchaser shall deliver to the Sellers:

(i)            the Closing Payment Amount by wire transfer in immediately available funds to the Purchase Price Bank Account;

(ii)           executed counterparts of the Purchaser to the Escrow Agreement and the Pizza Hut Amendment;

(iii)          a receipt for the Shares transferred to the Purchaser;

(iv)          a true and complete copy, certified by the Secretary, Assistant Secretary or comparable representative of the Purchaser, of the resolutions or any other required authorization duly and validly adopted by the managing member of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby;

(v)           a certificate of the Secretary, Assistant Secretary or comparable representative of the Purchaser certifying the names and signatures of the officers or other representatives of the Purchaser authorized to sign this Agreement and the Escrow Agreement and the other documents to be delivered hereunder and thereunder;  and

(vi)          a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 9.02(a), which officer was authorized pursuant to the resolutions certified pursuant to Section 2.06(a)(iv).

(b)           At the Closing, the Purchaser shall pay, or cause to be paid, to the Persons to receive such payments the amounts to be paid by Purchaser pursuant to Section 6.09 of this Agreement, by wire transfer of immediately available funds.

(c)           In the event the Sellers do not timely elect to deliver a valid Escrow Letter of Credit to the Escrow Agent at the Closing or fail to deliver such Escrow Letter of Credit to the Escrow Agent at the Closing, the Purchaser shall deliver to the Escrow Agent at the Closing, in accordance with the Escrow Agreement, the Escrow Amount by wire transfer in immediately available funds to the accounts designated therefor in the Escrow Agreement.

SECTION 2.07.  Determination of Final Company Indebtedness. The amount of Final Company Indebtedness shall be determined as specified in this Section 2.07:

(a)           Delivery of Preliminary and Updated Statement of Estimated Company Indebtedness. (i) No later than the first Business Day after the Closing Date is determined in accordance with Section 2.03, the Sellers shall deliver to the Purchaser a statement duly executed by the Chief Financial Officer of the Company (the “Preliminary Statement of Estimated Company Indebtedness”) setting forth the Sellers’ preliminary good faith estimate of the Company Indebtedness as of the Effective Time (the “Preliminary Estimated Company Indebtedness”) prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements. The Preliminary Statement of Estimated Company Indebtedness shall set forth in reasonable detail the calculation of the estimated amounts of each of items (1)(a), (b), (c), (d), (e), (f), (g), (2) and (y) in the proviso of the definition of Company Indebtedness (including the estimated amounts of their various component parts). (ii) No later than the close of business on the second Business Day immediately preceding the Closing Date, the Sellers shall deliver to the Purchaser a statement duly executed by the Chief Financial Officer of the Company (as updated by the proviso below, the “Statement of Estimated Company

Indebtedness”) setting forth the Sellers’ good faith estimate of the Company Indebtedness as of the Effective Time (as updated by the proviso below, the “Estimated Company Indebtedness”) which shall be identical in form to and prepared in the same manner as the Preliminary Statement of Estimated Company Indebtedness; provided that no later than 12:00 noon (Central time) on the Business Day immediately preceding the Closing Date, the Sellers shall deliver to the Purchaser a final estimated statement duly executed by the Chief Financial Officer of the Company to update the amount outstanding under the swingline facility pursuant to the Revolving Credit Facility. Notwithstanding the foregoing, Cash will be assumed to be $5 million at the Effective Time for purposes of calculating Preliminary Estimated Company Indebtedness and Estimated Company Indebtedness.

(b)           Closing Date Net Proceeds. The amount of net proceeds paid on the Closing Date shall equal $615,000,000 less the Estimated Company Indebtedness (the “Closing Date Net Proceeds”).

(c)           Delivery of Proposed Statement of Company Indebtedness. As promptly as practicable, but in any event within 30 calendar days following the Closing, the Purchaser shall deliver to the Sellers Representative a statement setting forth the Purchaser’s determination of the Company Indebtedness as of the Effective Time certified by a senior financial officer of the Company that is prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and that shall set forth in reasonable detail the calculation of the same items required to be included in the Statement of Estimated Company Indebtedness (the “Proposed Statement of Company Indebtedness”). For the avoidance of doubt, the amount of Cash at the Effective Time for purposes of the Proposed Statement of Company Indebtedness shall be based upon the actual amount of Cash at the Effective Time determined in accordance with the provisions of this subsection (c).

(d)           Determination of Final Company Indebtedness. (i)  During the 15 calendar days immediately following Sellers Representative’s receipt of the Proposed Statement of Company Indebtedness (the “Proposed Statement Review Period”), the Sellers Representative and his Representatives will be permitted to review the work papers of the Purchaser and the work papers of the independent accountants, if any, retained by the Purchaser in connection with the preparation of the Proposed Statement of Company Indebtedness or the Company relating to the Proposed Statement of Company Indebtedness; provided that such independent accountants shall not be required to make any work papers available to any Person unless and until such Person has executed a customary agreement relating to such access to such work papers in form and substance reasonably acceptable to such independent accountants.

(ii)           The Sellers Representative shall give notice to the Purchaser in writing (the “Notice of Disagreement”) prior to the expiration of the Proposed Statement Review Period if Sellers Representative disagrees with any one or more of the line items of the Proposed Statement of Company Indebtedness. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and Sellers Representative’s determination of the amount of the Company Indebtedness as of the Effective Time. If the Sellers Representative does deliver a Notice of Disagreement to the Purchaser prior to the expiration of the Proposed Statement Review Period, only those matters that are specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters shall be final, conclusive and binding upon the parties hereto. If no Notice of Disagreement is delivered to the Purchaser prior to the expiration of the Proposed Statement Review Period, then the Proposed Statement of Company Indebtedness shall be deemed to have been accepted by Sellers Representative and shall become final, conclusive and binding upon the parties.

(iii)          If a Notice of Disagreement is delivered by the Sellers Representative to the Purchaser prior to the expiration of the Proposed Statement Review Period, the Sellers Representative and the Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amount shall be final, conclusive and binding on the parties hereto.

(iv)          If the Sellers Representative and the Purchaser are unable to reach a resolution with such effect within 20 calendar days after the receipt by the Purchaser of the Notice of Disagreement delivered by the Sellers Representative, the Sellers and the Purchaser shall promptly submit the items remaining in dispute for resolution to PricewaterhouseCoopers LLP (but not to its office in Kansas City, Missouri) (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Sellers and the Purchaser, to another independent accounting firm of national reputation mutually acceptable to the Sellers Representative and the Purchaser) (either PricewaterhouseCoopers LLP or such other accounting firm being referred to herein as the “Independent Accounting Arbitrator”), which shall, within 30 Business Days after such submission, determine and report in writing to the Sellers Representative and the Purchaser upon such remaining disputed items and the amount which would be payable pursuant to Section 2.07(e) (prior to the computation of interest), and such report shall be final, conclusive and binding on the Sellers and the Purchaser. Each party agrees to execute a reasonable engagement letter if requested by the Independent Accounting Arbitrator. With respect to each disputed line item, such determination, if not in accordance with the position of either the Sellers Representative or the Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Purchaser in the Proposed Statement of Company Indebtedness or the Sellers Representative in the Notice of Disagreement. Any determination or award of the Independent Accounting Arbitrator pursuant to this Section may be entered and enforced in any court of competent jurisdiction. The fees and disbursements of the Independent Accounting Arbitrator shall be allocated between the Sellers Representative and the Purchaser in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Arbitrator that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Arbitrator) bears to the total amount of such remaining disputed items so submitted.

(v)           In acting under this Agreement, the Independent Accounting Arbitrator shall be entitled to the privileges and immunities of arbitrators. Nothing herein shall be construed to require the Independent Accounting Arbitrator to follow the rules or procedures of any arbitration association.

(vi)          The determination of Company Indebtedness, as determined either through agreement or deemed acceptance of the parties or through the action of the

Independent Accounting Arbitrator pursuant to this Section 2.07, shall be final, binding and conclusive on the parties hereto, and shall be referred to as the “Final Company Indebtedness”.

(vii)         Adjustment of Closing Date Net Proceeds.

(A)          In the event the Estimated Company Indebtedness exceeds the Final Company Indebtedness, the Purchaser shall, within three Business Days of such determination in accordance with this Section, pay the amount of such difference to the Sellers Representative by wire transfer in immediately available funds; and

(B)           In the event the Final Company Indebtedness exceeds the Estimated Company Indebtedness, the Sellers shall, within three Business Days of such determination in accordance with this Section, pay the amount of such difference to the Purchaser by wire transfer in immediately available funds.

(e)           Interest on Payments. Any payment required to be made by the Sellers or the Purchaser pursuant to Section 2.07(d) shall bear interest from the Closing through the date of payment at a rate of interest equal to LIBOR plus 3.0%.

SECTION 2.08.  Escrow. At or prior to the Closing, the Sellers and the Purchaser shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit E attached hereto (the “Escrow Agreement”). At any time prior to the tenth Business Day prior to the Closing Date, by written notice to the Purchaser and the Escrow Agent which shall include a proposed form of the Escrow Letter of Credit, the Sellers may elect to deliver the Escrow Letter of Credit to the Escrow Agent at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement, each Seller, severally and not jointly, as to such Seller only, hereby represents and warrants to the Purchaser as of the date hereof as follows:

SECTION 3.01.  Organization, Authority and Qualification of the Sellers. (a)  To the extent that such Seller is not a natural person:  (i) such Seller is a trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary trust power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (ii) the execution and delivery by such Seller of this Agreement and the Escrow Agreement, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller; (iii) this Agreement has been, and upon its execution the Escrow Agreement shall have been, duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Purchaser and the Company) this Agreement constitutes, and upon its execution the Escrow Agreement shall constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           To the extent that such Seller is a natural person:  (i) such Seller has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement and the Escrow Agreement, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby; (ii) this Agreement has been, and upon its execution the Escrow Agreement will be, duly and validly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Purchaser and the Company) this Agreement constitutes, and upon its execution the Escrow Agreement shall constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) the failure of the spouse (if any) of such Seller to be a party or signatory to this Agreement or the Escrow Agreement shall not (a) prevent such Seller from performing his obligations and from consummating the transactions contemplated hereunder and thereunder or (b) prevent this Agreement or the Escrow Agreement from constituting the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 3.02.  No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Escrow Agreement by such Seller does not and will not (a) to the extent applicable, violate, conflict with or result in the breach of any provision of the organizational documents of such Seller, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and notifications listed in Section 4.06 of the Disclosure Schedule have been made and any applicable waiting period has expired or terminated, conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to such Seller, (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of any Contract to which such Seller is a party, or (d) result in the creation of any Encumbrance on any of the Shares, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not, individually or in the aggregate, prevent such Seller from performing its obligations under this Agreement or the Escrow Agreement.

SECTION 3.03.  Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Escrow Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority on the part of such Seller, except as described in Section 4.06.

SECTION 3.04.  Ownership of Shares. Except as set forth in Section 3.04 of the Disclosure Schedule, the Shares set forth on Exhibit A hereto with respect to such Seller are owned of record and beneficially by such Seller free and clear of all Encumbrances (except restrictions under applicable securities laws). Other than the Shares set forth on Exhibit A hereto with respect to such Seller, such Seller owns no interest in the Company or any Subsidiary. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances (except restrictions under applicable securities laws and Encumbrances created by or through the Purchaser). Upon consummation of the transactions contemplated by this Agreement, the Shares held by such Seller will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares held by such Seller. Other than this Agreement, such Seller is not bound by any Contract restricting his, her or its right to transfer his, her or its Shares.

SECTION 3.05.  Litigation. There is no Action pending or, to the knowledge of such Seller, threatened before any Governmental Authority by or against any of the Sellers relating to (a) such Seller’s Shares, or (b) any actual or potential bankruptcy or insolvency of such Seller.

SECTION 3.06.  Brokers. Except for AG Edwards & Sons, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or any Subsidiary in connection with the transactions contemplated by this Agreement or the Escrow Agreement based upon arrangements made by or on behalf of the Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
ABOUT THE COMPANY

As an inducement to the Purchaser to enter into this Agreement, Mr. Bicknell and the Company, jointly and severally, hereby represent and warrant to the Purchaser as of the date hereof as follows:

SECTION 4.01.  Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, and all such jurisdictions are set forth in Section 4.01 of the Disclosure Schedule, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. All corporate actions taken by the Company have been duly authorized by all necessary corporate action on behalf of the Company, and the Company has not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its Articles of Incorporation or Bylaws (or similar organizational documents). True and correct copies of the Articles of Incorporation and Bylaws (or similar organizational documents) of the Company, each as in effect on the date hereof, have been delivered to the Purchaser.

SECTION 4.02.  Subsidiaries. (a)  Section 4.02(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests, and the current ownership of such shares, partnership interests or similar ownership interests.

(b)           Other than the Subsidiaries, Hawk-Eye and OGB, LLC, and except as set forth in Section 4.02(b) of the Disclosure Schedule, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, Hawk-Eye and OGB, LLC, and except as set forth in Section 4.02(b) of the Disclosure Schedule, neither the Company nor any Subsidiary is a member of (nor is any part of the Business conducted through) any partnership nor is the Company or any Subsidiary a participant in any joint venture or similar arrangement.

(c)           Each Subsidiary that is a corporation:  (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where failure to be so licensed or qualified would not have a Material Adverse Effect.

(d)           Each Subsidiary that is not a corporation:  (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.

(e)           All corporate actions taken by each Subsidiary have been duly authorized and no Subsidiary has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles or Certificate of Incorporation or

Bylaws (or similar organizational documents). True and complete copies of the Certificate of Incorporation and Bylaws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary and Hawk-Eye have been delivered to the Purchaser.

SECTION 4.03.  Capitalization. (a)  The authorized capital stock of the Company consists of 2,000 shares of Common Stock. As of the date hereof, (i) 269.71236 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 2.18 shares of Common Stock are issued and held in the treasury of the Company. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive right. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating either the Sellers or the Company to issue or sell any Shares, or any other interest in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all of the issued and outstanding capital stock of the Company.

(b)           The stock register of the Company accurately records:  (i) the name and address of each Person owning Shares and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

(c)           All the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances. Except as set forth in the Hawk-Eye Operating Agreement, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating the Sellers, the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary. Except as set forth in the Hawk-Eye Operating Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of, or any other interests in, any Subsidiary.

(d)           The stock register of each Subsidiary accurately records:  (i) the name and address of each Person owning shares of capital stock of such Subsidiary and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such Subsidiary, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

SECTION 4.04.  Corporate Books and Records. The minute books of the Company and the Subsidiaries contain, in all material respects, accurate records of all meetings and accurately reflect, in all material respects, all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiaries. True and complete copies of all such minute books and of the stock register of the Company and each Subsidiary have been made available by the Sellers to the Purchaser.

SECTION 4.05.  No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Escrow Agreement by the Company, the Subsidiaries and the Sellers, as applicable, do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and notifications listed in Section 4.06 of the Disclosure Schedule have been made and any applicable waiting period has expired or terminated, conflict with or violate any Law or Governmental Order applicable to the Sellers, the Company, any Subsidiary or any of their respective assets, properties or businesses, or (c) except as set forth in Section 4.05 of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or any of the Assets pursuant to, any Contract to which the Company or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected.

SECTION 4.06.  Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Escrow Agreement by the Company, the Subsidiaries and the Sellers, as applicable, do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 4.06 of the Disclosure Schedule and (b) the pre-merger notification and waiting period requirements of the HSR Act.

SECTION 4.07.  Financial Information; Books and Records. (a) Set forth in Section 4.07(a) of the Disclosure Schedule are true and complete copies of (i) the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of December 28, 2004, December 30, 2003 and December 31, 2002, and the related audited consolidated statements of income, stockholders equity and comprehensive income (loss) and cash flow of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company Accountants (collectively referred to herein as the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of December 27, 2005 (the “Reference Balance Sheet”) and the related unaudited consolidated statements of income, stockholders equity and comprehensive income (loss) and cash flow of the Company for the 52-week period ended December 27, 2005 (collectively referred to herein as the “Interim Financial Statements” and, together with the Audited Financial Statements and any other financial statements provided pursuant to Section 6.06(b) hereof (excluding the Period Board Reports), the “Financial Statements”). The Period Board Reports in a form typically delivered to the Board of Directors of the Company (the “Period Board Reports”) for each Fiscal Period following the date hereof as set forth in Section 6.06(b)(iv)(D) will be delivered by the Sellers to the Purchaser.

(b)           Except as set forth in Section 4.07(b) of the Disclosure Schedule, the Financial Statements (i) were, or will be when furnished, prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of the

Company and the Subsidiaries as of the dates thereof or for the periods covered thereby in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, and (iii) have been, or will be when furnished, prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, provided that clauses (ii) and (iii) above are subject, in the case of the Interim Financial Statements and any quarterly financial statements provided in accordance with Section 6.06(b) hereof, to normal recurring year-end adjustments and the absence of notes, the effect of which, in the case of the Interim Financial Statements are not, individually or in the aggregate, material. The Period Board Reports were, or will be when furnished, in accordance with the books of account and other financial records of the Company and the Subsidiaries in a manner consistent with the Financial Statements and fairly present in all material respects the financial data included therein in accordance with GAAP on a basis consistent with that used in the Financial Statements, subject to normal recurring year-end adjustments and the absence of notes.

(c)           The books of account and other financial records of the Company and the Subsidiaries:  (i) are in all material respects true and complete and (ii) have been maintained in accordance with good business and accounting practices.

(d)           Except as set forth in Section 4.07(d) of the Disclosure Schedule, the Company and the Subsidiaries do not have any “off balance sheet arrangements”, as such term is defined in Item 303(a)(4) of Regulation S-K under the Securities Act.

(e)           None of the Company or any Subsidiary has (i) any Liability for deferred payments pursuant to the Company Leases related to revenue and/or profit sharing arrangements arising from revenue recognized or profits earned that are payable on an annual basis for 2005 and prior periods, (ii) any indebtedness created by or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (including where the rights and remedies of the Sellers or lender under such agreement in the event of default are limited to repossession or sale of such property), excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business and excluding leases of the Company in effect on the date hereof, (iii) except with respect to obligations under the Contracts listed in Exhibit I, any outstanding direct or indirect guarantees of, or agreements through which any of them have assumed the liability to assure a creditor against non-payment of, any Liability or indebtedness of any other Person described in clauses (i) or (ii), or (iv) any Encumbrance on property (including accounts and contract rights) owned by such Person securing any Liability or indebtedness referred to in clauses (i) and (ii) above (or for which the holder of such Liability or indebtedness has an existing right, contingent or otherwise, to be secured by such property), even though such Person has not assumed or become liable for the payment of such Liability or indebtedness; excluding in each case the following items appearing on consolidated balance sheets of the Company and the Subsidiaries in the ordinary course of business consistent with past practice:  “Closure Reserves”, “Insurance Reserves” and “Deferred Items”.

SECTION 4.08.  Absence of Undisclosed Liabilities. There are no Liabilities of the Company or any Subsidiary, other than Liabilities (a) reflected or reserved against in the Financial Statements, (b) incurred since December 28, 2004 in the ordinary course of business, consistent with past practice, of the Company and the Subsidiaries (including, without limitation, Covered Liabilities), (c) specifically disclosed in Section 4.07(b) of the Disclosure Schedule with respect to financial statement matters or in the Disclosure Schedule with respect to Taxes, the Plans, or pending or threatened Actions against the Company or any Subsidiary, (d) under Contracts to which the Company or any Subsidiary is bound (but not including Liabilities or indemnification obligations for breaches of such Contracts), (e) that are subject to coverage, but only to the extent of such coverage, under the Company Insurance/Self-Insurance Program (“Covered Liabilities”) or (f) as set forth in Section 4.08 of the Disclosure Schedule. With respect to claims or occurrences subject to coverage under the Company Insurance/Self Insurance Program that have been incurred and reported to the Company, Hawk-Eye or any Subsidiary in a Claim Report prior to the execution and delivery of this Agreement by the Company, none of such claims or occurrences is outside the ordinary course of business of the Company and the Subsidiaries.

SECTION 4.09.  Inventories. Subject to amounts reserved therefore on the Reference Balance Sheet, the values at which all Inventories are carried on the Reference Balance Sheet reflect the historical inventory valuation policy of the Company and the Subsidiaries of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value. Except for perishable items disposed of in the ordinary course of business, (a) the Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving, (b) the Inventories do not consist of any item held on consignment and (c) the Inventories are in all material respects (i) in good and merchantable condition, (ii) suitable and usable for the purposes for which they are intended and (iii) in a condition such that they can be sold in the ordinary course of business consistent with past practice.

SECTION 4.10.  Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.10 of the Disclosure Schedule, from December 28, 2004 through the date hereof, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth in Section 4.10 of the Disclosure Schedule, from December 28, 2004 through the date hereof, neither the Company nor any Subsidiary has:

(a)           permitted or allowed any of the Assets to be subjected to any Encumbrance in excess of $50,000 individually or $500,000 in the aggregate, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(b)           written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Receivables or revalued any of the Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(c)           made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by GAAP;

(d)           amended, terminated, cancelled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the

Company or any Subsidiary other than in amounts not in excess of $250,000 in the aggregate and in the ordinary course of business consistent with past practice;

(e)           sold, transferred, leased, subleased, licensed, mortgaged, encumbered or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property), other than (i) the sale of Inventories, (ii) the sale of any parcel of real property which parcel includes a current or former Pizza Hut restaurant having a fair market value (together with any improvements thereon and personal property located thereon that are sold) in excess of $700,000 and (iii) the sale of any other Assets with a fair market value in excess of $250,000 in the aggregate and, in each case, in the ordinary course of business consistent with past practice;

(f)            issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Subsidiary;

(g)           merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person, or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(h)           made any capital expenditure or commitment for any capital expenditure in excess of $100,000 individually or $1,000,000 in the aggregate other than (i) in connection with the Company Restaurant upgrades set forth in the 2005 Capital Expenditure Report included in Section 4.28 of the Disclosure Schedule or (ii) in the ordinary course of business consistent with past practice;

(i)            made any material change in the customary methods of operations of the Company or any Subsidiary, including practices and policies relating to purchasing, Inventories, marketing, selling and pricing, other than a change made in the ordinary course of business consistent with past practice;

(j)            made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any liability with respect to Taxes of the Company or any Subsidiary, other than a change made in the ordinary course of business consistent with past practice;

(k)           incurred any Indebtedness other than (i) short-term borrowings for operating purposes pursuant to the Revolving Credit Facility in aggregate amounts outstanding not in excess of $15,000,000 (other than rollovers and reborrowings of existing indebtedness) and in the ordinary course of business consistent with past practice and (ii) other incurrences in an amount not in excess of $100,000 individually or $1,000,000 in the aggregate;

(l)            other than the Bicknell Promissory Note, made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person;

(m)          failed to pay any creditor any material amount owed to such creditor other than amounts that are being contested in good faith by the Company or any Subsidiary;

(n)           other than in the ordinary course of business consistent with past practice or as required by the terms of any Plan or Material Contract in effect on the date hereof, (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including any increase or change pursuant to any Plan or (ii) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement;

(o)           except as set forth in Section 4.10(o) of the Disclosure Schedule, entered into any Contract or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons) other than the Employment Agreements;

(p)           (i) terminated, discontinued, or closed any restaurant, facility or other business operation, other than in the ordinary course of business consistent with past practice, or (ii) laid off any employees (other than layoffs in connection with the closure of any restaurant and other layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice);

(q)           implemented any early retirement, separation or other program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

(r)            (i) allowed any Permit, Liquor License or Environmental Permit necessary for the conduct of the Business as currently conducted that was issued to or relates to the Company or any Subsidiary or otherwise relates to the Business to lapse or terminate and failed to obtain a replacement Permit, Liquor License or Environmental Permit or (ii) failed to renew or replace within a customary period of time consistent with the Company’s past practice, any insurance policy, Permit, Liquor License or Environmental Permit that is scheduled to terminate or expire;

(s)           suffered any casualty loss or damage in excess of $700,000 (on a replacement cost basis) with respect to any of the Assets, whether or not such loss or damage shall have been covered by insurance;

(t)            entered into, amended, modified or consented to the termination of any (i) Pizza Hut Franchise Agreement, Initial Upgrade Schedules or Adjusted Upgrade Schedules or any (ii) Material Contract, Company Lease or marketing plan, or the Company’s or any Subsidiary’s rights and obligations thereunder, other than in the case of clause (ii) in the ordinary course of business consistent with past practice;

(u)           amended or restated the Articles of Incorporation or Bylaws (or other organizational documents) of the Company or any Subsidiary;

(v)           suffered any Material Adverse Effect; or

(w)          agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.10 or granted any options to purchase, rights of first refusal,

rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 4.10, except as expressly contemplated by this Agreement and the Escrow Agreement.

SECTION 4.11.  Litigation. (a)  Except (i) as set forth in Section 4.11 of the Disclosure Schedule (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought and, if applicable, paid or granted) and (ii) for Actions for which the entire Liability that the Company or any Subsidiary may incur is covered under the Company Insurance/Self-Insurance Program (“Covered Actions”), there are no material Actions pending or, to the knowledge of the Company, threatened by or against the Company or any Subsidiary (or by or against the Sellers and relating to the Business, the Company or any Subsidiary) or relating to the ownership, lease, or license of the Assets by the Company or any Subsidiary or relating to the Business before any Governmental Authority. With respect to Covered Actions of which the Company, Hawk-Eye or any Subsidiary has received notice in a Claim Report prior to the execution and delivery of this Agreement by the Company, none of the Covered Actions is outside of the ordinary course of business of the Company and the Subsidiaries. None of the matters set forth in Section 4.11 of the Disclosure Schedule and none of the Covered Actions has or has had a Material Adverse Effect or could reasonably be expected to affect adversely the legality, validity or enforceability of this Agreement, the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

(b)           The Sellers have provided the Purchaser with copies of the following to the extent in the possession of the Sellers, the Company, Hawk-Eye or any Subsidiary:  (i) any reviews, architectural studies, engineering studies, cost analyses, reports or other similar documents prepared by any outside consultants, engineers, architects or other third party, and (ii) any and all correspondence between any Governmental Authority and any of the Sellers, the Company, Hawk-Eye or any Subsidiary, in each case relating to the item described as the “ADA Compliance Review DJ#202-28-37 of NPC International, Inc.” on Section 4.11 of the Disclosure Schedule.

SECTION 4.12.  Compliance with Laws. (a)  The Company and each Subsidiary have conducted and continue to conduct, in all material respects, the Business in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary, and neither the Company nor any Subsidiary is in violation of any such Law in any material respect, including, without limitation, those laws relating to food preparation and handling, alcoholic beverage control, public health and safety, labeling, plumbing, zoning and fire code or any Governmental Order.

(b)           Section 4.12(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to, or, to the knowledge of the Company, threatened to be imposed by any Governmental Authority on, the Company, any Subsidiary or the ownership, lease, license, or use of the Assets by the Company or any Subsidiary, and no such Governmental Order has or has had a Material Adverse Effect or could reasonably be expected to affect adversely the legality, validity or enforceability of this Agreement, the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.13.  Permits; Liquor Licenses. (a)  The Company and each of the Subsidiaries have complied with and are in compliance with, in all materials respects, all Permits.

(b)           Section 4.13(b) of the Disclosure Schedule sets forth a true and complete list of all liquor licenses (including, without limitation, beer and wine licenses) held or used by the Company or any Subsidiary (collectively, the “Liquor Licenses”) as of the date hereof in connection with the operation of each restaurant owned or operated by the Company, Hawk-Eye or any Subsidiary (the “Company Restaurants”), along with the identity of the license holder, the store number, the jurisdiction of the licensing authority, and the expiration date of each such Liquor License. To the extent required by applicable law, rule, regulation or ordinance, each Company Restaurant currently in operation that sells alcohol possesses a Liquor License. None of the Sellers, the Company or any Subsidiary has any reason to believe that it will not be able to obtain Liquor Licenses for those dine-in restaurants currently being brought into operation which are identified in Section 4.13(b) of the Disclosure Schedule. Each of the Liquor Licenses has been validly issued and is in full force and effect and is adequate for the current conduct of the operations at the Company Restaurant for which it is issued. None of the Sellers, the Company, or any Subsidiary has received any written notice of any pending or, to the knowledge of the Company, threatened modification, suspension or cancellation of a Liquor License or any proceeding related thereto that would reasonably be expected to have any material adverse impact on any Company Restaurant, the ability of the Company or any Subsidiary to maintain or renew any of their Liquor Licenses. Except as set forth in Section 4.13(b) of the Disclosure Schedule, there have been no such proceedings relating to any Liquor License since January 1, 2004. There are no pending disciplinary actions or past disciplinary actions that would reasonably be expected to affect adversely any Company Restaurant, the ability to maintain or renew any Liquor License or the nature or level of discipline imposed on account of future violations of the laws related to sales and service of alcoholic beverages. Except as set forth in Section 4.13(b) of the Disclosure Schedule, neither the execution of this Agreement or the Escrow Agreement nor the consummation of the transactions contemplated hereby or thereby will conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Governmental Authority or third party pursuant to any applicable laws relating to the sales and service of alcoholic beverages or the Liquor Licenses.

SECTION 4.14.  Environmental and Other Permits and Licenses; Related Matters. (a)  Except as set forth in Section 4.14 of the Disclosure Schedule:

(i)            The Company and each Subsidiary are in compliance with, and for the past three years have been in compliance with, all applicable Environmental Laws and all Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit that would adversely affect the Business.

(ii)           There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any of the Real Property or, during the period of the Company’s or any Subsidiary’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary.

(iii)          There has been no Release of any Hazardous Material on any of the Real Property or, during the period of the Company’s or any Subsidiary’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary.

(iv)          Neither the Company nor any Subsidiary is conducting, and none of them has undertaken or completed, any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

(v)           There is no asbestos or asbestos-containing material on any of the Real Property.

(vi)          None of the Real Property is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on CERCLIS or on any analogous federal, state or local list.

(vii)         There are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or the Real Property, and to the knowledge of the Company, there are no circumstances that could reasonably be expected to form the basis of any such Environmental Claim, including with respect to any off-site disposal location currently or formerly used by the Company or any Subsidiary or any of its predecessors or with respect to previously owned or operated facilities.

(viii)        There are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

(b)           The Sellers have provided the Purchaser with copies of the following to the extent in the possession of the Sellers, the Company or any Subsidiary:  (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Business, the Real Property, the Company or any Subsidiary, and (ii) all insurance policies issued at any time that may provide coverage to the Company or any Subsidiary or the Business for environmental matters.

(c)           Neither the execution of this Agreement or the Escrow Agreement nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

SECTION 4.15.  Material Contracts. (a)  Section 4.15(a) of the Disclosure Schedule is a true and complete list of each of the following Contracts and agreements (other than the Pizza Hut Franchise Agreements and the Pizza Hut Sub Franchise Agreements) of the Company, Hawk-Eye and each Subsidiary (such contracts and agreements being the “Material Contracts”) as of the date hereof:

(i)            excluding leases of real or personal property, each Contract, invoice, purchase order and other arrangement, for the purchase of Inventories, other materials or personal property, with any supplier or for the furnishing of services or utilities to the Company, Hawk-Eye or any Subsidiary or otherwise related to the Business under the terms of which the Company, Hawk-Eye or any Subsidiary is (A) likely to pay or otherwise give consideration of more than $500,000 in any year, and (B) cannot be cancelled by the Company, Hawk-Eye or such Subsidiary without penalty or further payment on not more than 30 days notice;

(ii)           all broker, distributor, dealer, franchise, sub-franchise (other than the Pizza Hut Sub Franchise Agreements), development, agency, sales promotion, market research, marketing, consulting and advertising Contracts to which the Company, Hawk-Eye or any Subsidiary is a party that are (A) material to the Company, Hawk-Eye and the Subsidiaries, taken as a whole, and (B) cannot be cancelled by the Company, Hawk-Eye or any Subsidiary without penalty or further payment on not more than 30 days notice;

(iii)          all management Contracts and Contracts with independent contractors or consultants (or similar arrangements) to which the Company, Hawk-Eye or any Subsidiary is a party that are (A) material to the Company, Hawk-Eye and the Subsidiaries, taken as a whole, and (B) that cannot be cancelled by the Company or such Subsidiary without penalty or further payment on not more than 30 days notice;

(iv)          excluding leases of real property and personal property, all Contracts relating to Indebtedness of the Company, Hawk-Eye or any Subsidiary;

(v)           all Contracts with any Governmental Authority to which the Company, Hawk-Eye or any Subsidiary is a party;

(vi)          other than the Pizza Hut Franchise Agreements, all Contracts that limit or purport to limit the ability of the Company, Hawk-Eye or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)         all material Company IP Agreements;

(viii)        all material Contracts for the lease or use by the Company, Hawk-Eye or the Subsidiaries of any machinery, equipment, vehicle or other tangible personal property;

(ix)           all joint venture, partnership, cooperative or similar Contracts between the Company, Hawk-Eye or any Subsidiary and a third party;

(x)            all Insurance Policies;

(xi)           all Derivatives;

(xii)          except for those entered in the ordinary course of business, all material Contracts of support, surety, indemnification, assumption, or endorsement of, or any similar commitment with respect to, the Liabilities of any Person other than the Company, Hawk-Eye and the Subsidiaries;

(xiii)         all Contracts and/or offer letters with current or former officers, directors or employees of the Company, Hawk-Eye and the Subsidiaries containing any contractual obligations that are not terminable by the Company without penalty or payment or with not more than 30 days notice, including, without limitation, benefit or special payment obligations, severance obligations or stay or other bonuses (the “Employment Agreements”);

(xiv)        all Contracts between or among the Company, Hawk-Eye or any Subsidiary, on the one hand, and the Sellers or any Affiliate of the Sellers (other than the Company, Hawk-Eye or any Subsidiary), on the other hand (the “Related Party Agreements”); and

(xv)         all other Contracts, whether or not made in the ordinary course of business, which are material to the Company, Hawk-Eye and the Subsidiaries, taken as a whole, or the conduct of the Business.

For purposes of this Section 4.15 and Sections 4.18, and 4.19, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b)           Each Material Contract:  (i) is valid and binding on the parties thereto and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and, subject, as to enforceability, to the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and (ii) upon consummation of the transactions contemplated by this Agreement and the Escrow Agreement, except to the extent that any consents set forth in Section 4.05 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Company, Hawk-Eye and each Subsidiary have complied, in all materials respects, with their obligations under each Material Contract.

(c)           To the knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder and none of the Sellers, the Company, Hawk-Eye or any Subsidiary has received any notice of termination, cancellation, breach or default under any Material Contract.

(d)           True and complete copies of all Material Contracts have been made available to the Purchaser.

SECTION 4.16.  Franchise Matters. (a)  Section 4.16(a) of the Disclosure Schedule is a true and complete list each of the Contracts pursuant to which the Company or any Subsidiary has been granted the right by PHI or its Affiliates to operate restaurant franchises in the Pizza Hut System (the “Pizza Hut Franchise Agreements”), including:

(i)            all agreements pursuant to which the Company or any Subsidiary has been granted the right to operate System Restaurants (as such term is defined in the Location Franchise Agreements) at specified locations (as amended including the Wingstreet Addendum) (the “Location Franchise Agreements”); and

(ii)           all agreements pursuant to which the Company or any Subsidiary has been granted the right to operate System Restaurants (as such term is defined in the Territory Franchise Agreements) in specific territories (as amended including the Wingstreet Addendum) (the “Territory Franchise Agreements”).

(b)           Except as set forth in Section 4.16(b) of the Disclosure Schedule, there are no sub franchise, sublicense or sub-development agreements pursuant to which the Company or any Subsidiary has granted its right to operate restaurant franchises in the Pizza Hut System pursuant to the Pizza Hut Franchise Agreements to any third party (the “Pizza Hut Sub Franchise Agreements”).

(c)           The Sellers have provided to the Purchaser true and complete copies of all the Location Franchise Agreements and Territory Franchise Agreement #12 and all the Pizza Hut Sub Franchise Agreements. Territory Franchise Agreement #12 is representative of the terms and conditions set forth in each Territory Franchise Agreement to which the Company and/or its subsidiaries is a party and each Territory Franchise Agreement contains, in all material respects, identical terms and conditions as those contained in Territory Franchise Agreement #12, except for the territories covered by such Territory Franchise Agreement.

(d)           Other than the Territory Franchise Agreements and the Location Franchise Agreements, there are no other agreements between PHI and/or its Affiliates, on the one hand, and the Company and/or its Subsidiaries on the other hand, pursuant to which the Company and/or its Subsidiaries has been granted a franchise or other license with respect to operating System Restaurants or other restaurants.

(e)           Each Pizza Hut Franchise Agreement and Pizza Hut Sub Franchise Agreement (i) is valid and binding on the parties thereto and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and, subject, as to enforceability, to the effect of general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and (ii) upon consummation of the transactions contemplated by this Agreement and the Escrow Agreement, except to the extent that any consents set forth in Section 4.05 of the Disclosure Schedule are not obtained and subject to the terms of the Pizza Hut Amendment attached hereto as Exhibit C, shall continue in full force and effect without penalty or other adverse consequence. The Company and each Subsidiary have complied, in all materials respects, with their obligations under each Pizza Hut Franchise Agreement and Pizza Hut Sub Franchise Agreement.

(f)            Section 4.16(f) of the Disclosure Schedule sets forth a true and complete list of all waivers granted by the Company or any Subsidiary to PHI under the Territory Franchise Agreements as of the date of this Agreement and, with respect to those that do not relate to “kiosk” restaurants, specifying the nature and scope of such waiver and any royalty amounts due to the Company, any Subsidiary or PHI and its Affiliates with respect to such waiver.

(g)           None of the Sellers, the Company or any Subsidiary has received any notice of termination, cancellation, breach or default under any Pizza Hut Franchise Agreement or Pizza Hut Sub Franchise Agreement and, to the knowledge of the Company, no other party to any Pizza Hut Franchise Agreement or Pizza Hut Sub Franchise Agreement is in breach thereof or default thereunder.

(h)           The Company or a Subsidiary, as the case may be, has the full right to exercise any rights to (i) renew or extend the term of any Pizza Hut Franchise Agreements, or (ii) expand the scope of the locations, territories or concepts covered by such Pizza Hut Franchise Agreements (collectively, the “Franchise Agreement Options”), in each case contained in the Pizza Hut Franchise Agreements, on the terms and subject to the conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Franchise Agreement Options with respect thereto.

(i)            The Company is in compliance with all its obligations to upgrade each “Pizza Hut Restaurant” operated by the Company and its Subsidiaries as set forth in Schedule B to the Territory Franchise Agreements and Appendix I to the Location Franchise Agreements, as applicable (each a “Schedule B”), including its obligations to “Relocate”, “Rebuild”, “Remodel” and/or “Reimage” such restaurants in accordance with the “Upgrade Requirements” set forth in each such Schedule B. No “Reversionary Event” has occurred under any Schedule B. The Company and the Subsidiaries have met or surpassed the “Checkpoint Date Percentage” required to be achieved as of the “Third Anniversary Date” under any such Schedule B.

(j)            True and complete copies of the most current “Initial Upgrade Schedule” or “Adjusted Upgrade Schedule” that the Company and or any Subsidiary has delivered to PHI in accordance with each Schedule B (the “Current Upgrade Schedules”) have been delivered to the Purchaser. PHI has not notified the Company or any Subsidiary of any deficiencies in the Current Upgrade Schedules and all such Current Upgrade Schedules have been accepted by PHI subject to any rights of PHI under the terms of the applicable Pizza Hut Franchise Agreements. The Company has no reason to believe that the Company and its Subsidiaries shall not be able to complete all upgrades described in and otherwise satisfy the terms of the Current Upgrade Schedules.

(k)           The Company and the Subsidiaries maintain satisfactory relations with PHI with respect to the Company’s and the Subsidiaries’ ownership and operation of their Pizza Hut Franchises, subject to ordinary course commercial disputes. As of the date of this Agreement, the Company and the Subsidiaries are not engaged in any dispute with PHI or its

Affiliates, nor has PHI or its Affiliates threatened to cancel or otherwise terminate any of its relationships with the Company or the Subsidiaries, or threatened to decrease or limit the scope of franchise rights set forth in the Pizza Hut Franchise Agreements.

(l)            For the purpose of this Agreement, the terms, “Adjusted Upgrade Schedule”, “Initial Upgrade Schedule”, “Pizza Hut Restaurant”, “Relocate”, “Remodel”, “Reimage”, “Upgrade Requirements”, “Reversionary Event”, “Checkpoint Date Percentage”, “Rebuild” and “Third Anniversary Date” shall have the meanings ascribed to such terms in such applicable Pizza Hut Franchise Agreements, as are in effect on the date hereof.

SECTION 4.17.  Intellectual Property.

(a)           Section 4.17(a) of the Disclosure Schedule sets forth a true and complete list of (i) all registered Company Intellectual Property, and (ii) all material Company IP Agreements other than commercially available off the shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses, in each case that are not material to the Business.

(b)           The Company Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the Business, and there are no other items of Intellectual Property owned by the Company, a Subsidiary or any third party that are material to the Business.

(c)           Except as set forth in Section 4.17(c) of the Disclosure Schedule, the Company or a Subsidiary is the exclusive owner of the entire right, title and interest in and to the Company Intellectual Property, and has a valid right to use the Licensed Intellectual Property in connection with the Business, subject only to the terms of the Company IP Agreements. The Company Intellectual Property and, to the knowledge of the Company, the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part and are valid, subsisting and enforceable.

(d)           To the knowledge of the Company, the conduct of the Business as currently conducted does not infringe, conflict with, dilute, misappropriate, or otherwise violate the Intellectual Property of any third Person, and, to the knowledge of the Company, no Action alleging any of the foregoing is pending, and, to the knowledge of the Company, no Claim has been threatened or asserted against the Sellers, the Company or any Subsidiary alleging any of the foregoing. To the knowledge of the Company, no Person is engaging in any activity that infringes the Company Intellectual Property.

(e)           No Company Intellectual Property or, to the knowledge of the Company, Licensed Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Company Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Company Intellectual Property or Company IP Agreements.

SECTION 4.18.  Real Property. (a)  Section 4.18(a) of the Disclosure Schedule lists as of the date hereof:  (i) the street address of each parcel of Owned Real Property, (ii) the current owner of each parcel of Owned Real Property, and (iii) the current use of each parcel of Owned Real Property (if such property is not being used as a Pizza Hut restaurant).

(b)           Section 4.18(b) of the Disclosure Schedule lists as of the date hereof:  (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, and (iii) the current use of each such parcel of Leased Real Property (if such property is not being used as a Pizza Hut restaurant).

(c)           Except as described in Section 4.18(c) of the Disclosure Schedule, (i) the Company and the Subsidiaries are, in all material respects, in compliance with any Law (including any building, planning, highway or zoning law) relating to any of the Real Property, (ii) to the knowledge of the Company and to the extent in the possession of the Sellers, the Company or any Subsidiary, the Sellers have made available to the Purchaser true and complete copies of each deed for each parcel of Owned Real Property and all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, permits, easements and other Encumbrances and any other documents materially relating to or otherwise affecting the Real Property or the current uses and operations thereof, (iii) either the Company or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property, and neither the Company nor any Subsidiary has received written notice of any uncured violation of any contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used, (iv) all existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the use, occupancy, and maintenance of each parcel of the Real Property are, in all material respects, adequate for the conduct of the Business as it currently is conducted thereon, (v) the Real Property and the buildings are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the Pizza Hut System in the United States, and (vi) neither the Company nor any Subsidiary has leased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement to which the Company or any Subsidiary is a party, nor has the Company or any Subsidiary assigned its interest under any lease listed in Section 4.18(b) of the Disclosure Schedule to any third party.

(d)           Section 4.18(d) of the Disclosure Schedule sets forth a true and complete list of all the Company’s or any Subsidiary’s leases, subleases and license agreements pertaining to the Leased Real Property (the “Company Leases”) as of the date hereof. All such leases are in full force and effect, and with respect to each of such leases, (i) there are no existing monetary defaults or material non-monetary defaults by the Sellers, the Company or any of its Subsidiaries or Affiliates, (ii) no event has occurred which (with notice, lapse of time or both) would constitute an uncured monetary default or material non-monetary default by the Sellers, the Company or any of its Subsidiaries or Affiliates and (iii) to the extent in the possession of the Company, any Subsidiary or any Seller, the Sellers have made available to the Purchaser true and complete copies of the Company Leases and any other material ancillary documents pertaining thereto.

(e)           The Company has good title to each parcel of Owned Real Property, free and clear of all liens except for Permitted Encumbrances. The Company has valid leasehold or subleasehold interests in all Leased Real Property, in each case free and clear of all liens except for Permitted Encumbrances.

(f)            Except as set forth in Section 4.18(f) of the Disclosure Schedule, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of the Company, threatened against the Real Property.

(g)           (i) To the extent required by applicable law, all the occupied Real Property is occupied under a valid and current certificate of occupancy, or similar permit, (ii) to the knowledge of the Company, the transactions contemplated by this Agreement and the Escrow Agreement will not require the issuance of any new or amended certificate of occupancy, and (iii) to the knowledge of the Company, there are no facts that would prevent the Real Property from being occupied by the Company or any Subsidiary, as the case may be, after the Closing in the same manner as occupied by the Company or such Subsidiary immediately prior to the Closing.

(h)           Each parcel of the Real Property currently has access to public roads or valid easements over private streets or private property for such ingress to and egress from such parcel in each case as is necessary for the conduct of the Business as it has heretofore been conducted and as presently planned to be conducted by the Company and any Subsidiary in the future.

(i)            All improvements on the Real Property constructed by or on behalf of the Company or any Subsidiary or, to the knowledge of the Company, constructed by or on behalf of any other Person, were constructed in substantial compliance with all applicable Laws (including any building, planning, highway or zoning Laws or local ordinances) affecting such Real Property.

(j)            Except as set forth in Section 4.18(j) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice that any of the improvements on the Real Property or any of the current uses and conditions thereof violate any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances.

(k)           To the knowledge of the Company, all improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises or Encumbrance benefiting such Real Property, and there are no encroachments on any Real Property or any easement or property right or benefit appurtenant thereto by any improvements located on any adjoining premises.

(l)            Except as otherwise set forth in Section 4.18(l) of the Disclosure Schedule, there have been no improvements of a value in excess of $50,000 in the aggregate made to or constructed on any Real Property by or on behalf of the Company or any Subsidiary that have gone unpaid within the applicable period for the filing of mechanics’ liens.

(m)          The rental amount set forth in each lease of the Leased Real Property is the actual rental amount being paid, and except for lease amendments or rent side letters which have been provided to the Purchaser, there are no separate agreements or understandings with respect to the same.

(n)           The Company or a Subsidiary, as the case may be, has not waived or taken any action or failed to take any action which would nullify or void the full right to exercise, any unexpired option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”) contained in the leases pertaining to the Leased Real Property on the terms and conditions contained therein, except to the extent the absence of any such Options would not individually or in the aggregate have a Material Adverse Effect, and upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto.

(o)           Sections 4.18(a) and (b) of the Disclosure Schedule correctly set forth all the Real Property used or held for use in the Business as it is currently operated.

SECTION 4.19.  Assets. (a)  The Company, Hawk-Eye or a Subsidiary, as the case may be, owns, leases, licenses or has the legal right to use all the properties and assets used in the conduct of the Business or otherwise owned, leased, licensed or used by the Company, Hawk-Eye or any Subsidiary, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by the Company, Hawk-Eye or any Subsidiary or in or relating to the conduct of the Business, all of which properties, assets and rights constitute Assets. Except as set forth in Section 4.19 of the Disclosure Schedule, the Company, Hawk-Eye or a Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased Assets, valid and subsisting leasehold interests in, or, in the case of licensed Assets, valid licenses to, all the Assets, free and clear of all Encumbrances, except Permitted Encumbrances; provided that the rights of the Company, Hawk-Eye and the Subsidiaries in and to Licensed Intellectual Property shall be governed by Section 4.17.

(b)           The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since December 28, 2004, the Sellers have caused the Assets to be maintained in accordance with good business practice, and the tangible Assets in the aggregate are in good operating condition and repair and are suitable for the purposes for which they are used, subject to normal wear and tear and to repair and replacement in the ordinary course of business, having regard for the age and use of such Assets.

SECTION 4.20.  Suppliers. Set forth in Section 4.20 of the Disclosure Schedule are the names and addresses of the ten most significant suppliers, including suppliers acting indirectly through cooperatives or other agency relationships, of raw materials, food ingredients, beverages, supplies, merchandise and other goods for the Business based on amounts invoiced for the twelve-month period ended December 27, 2005 and the amount for which each such supplier invoiced the Company and such Subsidiary during such period. None of the Sellers, the Company or any Subsidiary has received any notice or has any reason to believe that any such supplier will not sell raw materials, food ingredients, beverages, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases.

SECTION 4.21.  Employee Benefit Matters. (a)  Plans and Material Documents. Section 4.21(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any of its Affiliates and any employee of the Company or of any Subsidiary, including any contracts, arrangements or understandings relating to the sale of the Company (collectively, the “Plans”). Each Plan is in writing and the Sellers have furnished or made available to the Purchaser a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including, where applicable a copy of (A) each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed IRS Form 5500, and (D) the most recently prepared actuarial report and financial statement, if any, in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment, whether legally enforceable or not, (I) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (II) to enter into any contract or agreement to provide compensation or benefits to any individual, or (III) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)           Absence of Certain Types of Plans. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth in Section 4.21(b) of the Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar benefits to any Person or obligates the Company or any Subsidiary to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c)           Compliance. Each Plan is now and always has been operated in accordance with its terms and the requirements of all applicable Law in all material respects, including ERISA and the Code, and all Persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Law, including ERISA and the Code. With respect to any Plan that constitutes a “deferred compensation plan” within the meaning of Section 409A of the Code, the Company has operated the Plan in compliance with Section 409A of the Code and the IRS guidance issued thereunder and no facts exist nor events have occurred that could give rise to any adverse tax consequences to any participant under, or that could subject the Company to any penalties for failing to comply with, Section 409A of the Code. The Company and each Subsidiary have performed all obligations required to be performed under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Action.

(d)           Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has either received a favorable determination letter from the IRS that, or is a word-for-word adopter of a prototype plan document which has received a favorable opinion from the IRS that, it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Neither Company nor any Subsidiary maintains or contributes to any trust that is intended to be qualified as a voluntary employees’ beneficiary association and that is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(e)           Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists that could give rise to any such liability. Neither the Company nor any Subsidiary has maintained, sponsored, or contributed to any Plan that is subject to Title IV of ERISA, nor have they incurred any liability under, arising out of or by operation of Title IV of ERISA, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any employee pension benefit plan as defined in section 3(2) of ERISA.

(f)            Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists that could give rise to any such challenge or disallowance.

SECTION 4.22.  Labor Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and to the knowledge of the Company currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit. There are no strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such strike, slowdown or work stoppage within the past three years. The Company and each Subsidiary are currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. Except for claims in the ordinary course of business that are not material in the aggregate, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to the Company or any Subsidiary. Except as set forth in Section 4.22 of the Disclosure Schedule and except for Covered Actions, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person.

SECTION 4.23.  Key Employees. Section 4.23 of the Disclosure Schedule lists as of the date hereof the name, place of employment, the current annual salary rates, bonuses and any other like benefits paid or payable (in cash or otherwise) specifically to the employee in addition to those provided pursuant to the benefit plans, policies and programs of the Company or any Subsidiary, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of the Company or any Subsidiary whose annual compensation exceeded $85,000 in 2005.

SECTION 4.24.  Related Party Interests. (a)  Except as set forth in Section 4.24(a) of the Disclosure Schedule, no stockholder, officer or director of the Sellers, the Company or any Subsidiary and, to the knowledge of the Company, no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such stockholder, officer or director:

(i)            has any direct or indirect financial interest in any competitor, supplier or customer of the Company or any Subsidiary or the Business; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer and that is also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii)           owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company or any Subsidiary uses in the conduct of the Business or otherwise; or

(iii)          has outstanding any Indebtedness to the Company or any Subsidiary.

(b)           Except as set forth in Section 4.24(b) of the Disclosure Schedule, none of the Sellers, the Company or any Subsidiary has any Liability of any nature whatsoever (other than pursuant to the Employment Agreements and the Plans) to any officer, director or stockholder of the Company or any Subsidiary or, to the knowledge of the Company, to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder.

(c)           Except as set forth in Section 4.24(c) of the Disclosure Schedule, all Related Party Agreements and other relationships between the Company or any Subsidiary, on the one hand, and the Sellers or any Affiliate of the Sellers (other than the Company or any Subsidiary), on the other hand, are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s length basis.

SECTION 4.25.  Taxes. (a)  (i) All material Tax Returns required to be filed by or with respect to the Company and each Subsidiary (including federal and any state, local or other Tax Return that includes the Company or any Subsidiary on a consolidated, combined or unitary basis) have been timely filed; (ii) all Taxes required to be shown as due on such Tax Returns or otherwise due in respect of the Company or any Subsidiary have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects as of the date of such filing and have been prepared in accordance with applicable Law; (iv) no adjustment relating to such Tax Returns has been proposed formally by any Governmental Authority (insofar as it relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability); (v) except as otherwise provided in Section 4.25(a)(v) of the Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of Taxes against the Company or any Subsidiary or (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in Liability of the Company or any Subsidiary on the basis of joint and/or several liability) any Person that was included in the filing of a Tax Return on a consolidated or combined basis; (vi) all sales and license transactions between the Sellers and the Company or any Subsidiary, between the Company and any Subsidiary and between any of the Subsidiaries, have been conducted on an arm’s length basis; (vii) there are no Tax liens (other than for current taxes not yet due and payable for which adequate reserves have been maintained in accordance with GAAP) on any assets of the Company or any Subsidiary; (viii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement; (ix) from and after August 31, 2001 through December 31, 2002, the Company and each Subsidiary have been members of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company filed a consolidated return as the common parent, and none of the Company or any of the Subsidiaries have been includible in any other consolidated return for any taxable period for which the statute of limitations has not expired; (x) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) the Company and the Subsidiaries have each properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (xii) neither the Company nor any Subsidiary has received any notice or inquiry from any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the filing of Tax Returns may be required; and (xiii) except as otherwise provided in Section 4.25(a)(xiii) of the Disclosure Schedule or as referenced in Section 6.11 hereof, neither the Company nor any subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

(b)           (i) The Company has been an S corporation within the meaning of Section 1361 of the Code (an “S-Corporation”) at all times since January 1, 2003 and will continue to be an S-Corporation up to and until the Closing; and (ii) each of the Subsidiaries is a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code (a “QSSS”) and will continue to be a QSSS up to and until the Closing.

(c)           Except as set forth with reasonable specificity in Section 4.25(c) of the Disclosure Schedule:  (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary is subject; (ii) there are no requests for information currently outstanding that could materially adversely affect the Taxes of the Company or any Subsidiary; (iii) to the knowledge of the Company there are no proposed reassessments of Owned Real Property or Leased Real Property that could increase the amount of any Tax to which the Company or any Subsidiary would be subject other than any proposed reassessments of Owned Real Property or Leased Real Property that could increase the amount of any Tax by less than $50,000 annually as to each such parcel of Owned Real Property or Leased Real Property; (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary; (v) neither the Company nor any Subsidiary has requested an extension of time within which to file any Company Tax Return which Company Tax Return has not since been filed; and (vi) neither the Company nor any Subsidiary has any (A) income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction) or (B) deferred gain or loss arising out of any deferred intercompany transaction.

(d)           Neither the Company nor any of its Subsidiaries has engaged in any transaction that gives rise to (x) a registration obligation under Section 6111 of the Code or the Regulations thereunder, (y) a list maintenance obligation under Section 6112 of the Code or the Regulations thereunder, or (z) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the Regulations thereunder.

(e)           (i) Section 4.25(e) of the Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign),but specifically excluding sale and use Tax Returns filed with respect to each of the Company and the Subsidiaries for taxable periods ended on or after December 31, 2001, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed, and indicates all Tax Returns that currently are the subject of audit; (ii) the Sellers have delivered to the Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 2001; and (iii) the Sellers have delivered to the Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Company or any Subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement.

(f)            On the Reference Balance Sheet, reserves and allowances have been provided adequate to satisfy all Liabilities for Taxes relating to the Company and the Subsidiaries for all taxable periods through December 27, 2005 (without regard to the materiality thereof).

SECTION 4.26.  Insurance. Except for the types of risk and amounts of coverage with respect to which the Company self-insures that are set forth in Section 4.26(a) of the Disclosure Schedule (the “Self-Insurance”), all material assets, properties and, to the knowledge of the Company, risks of the Company and each Subsidiary are, and for the past five years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (the “Insurance Policies”) (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Company or a Subsidiary, as the case may be, in each case with responsible insurance companies (each an “Insurer”). Except as set forth in Section 4.26(a) of the Disclosure Schedule, (i) to the knowledge of the Company, the combination of Self-Insurance and Insurance Policies maintained by the Company and the Subsidiaries consists of the types and amounts and covers such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company or such Subsidiary, as the case may be; (ii) the Company and the Subsidiaries have paid all premiums when due, and have otherwise performed all of their obligations under the Insurance Policies; (iii) to the knowledge of the Company, each of the Insurance Policies are issued by an Insurer that is financially sound and reputable and (iv) the Insurance Policies are sufficient to comply with all obligations of the Company or any Subsidiary to obtain insurance under any Contract to which such entity is a party. The Company and the Subsidiaries maintain adequate reserves with respect to the types and nature of the risks that are covered under the self-insured retention portion of the Company Insurance/Self-Insurance Program. Section 4.26(a) of the Disclosure Schedule sets forth a description of the Company Insurance/Self-Insurance Program as currently in effect. Based solely upon the actual and estimated amounts of Liabilities set forth in Claim

Reports received by the Company, Hawk-Eye or any Subsidiary prior to the execution and delivery of this Agreement by the Company, set forth in Section 4.26(b) of the Disclosure Schedule is a true and complete list, as of the date hereof, of each outstanding claim for which the Liability of the Company or any Subsidiary after the date hereof within the Company’s self-insured retention under the Company Insurance/Self-Insurance Program has been estimated to exceed $250,000.

SECTION 4.27.  Risk Management Instruments. Except as set forth on Section 4.27 of the Disclosure Schedule, neither the Company nor any Subsidiary owns or holds or has any exposure to any equity, interest rate, foreign exchange, commodity or other swap, forward, future, option, cap, floor or collar or other similar hedge or derivative Contract (the “Derivatives”). Except as set forth in Section 4.27 of the Disclosure Schedule, all the Derivatives are qualifying cash flow hedges that qualify for hedge accounting treatment in accordance with SFAS 133.

SECTION 4.28.  Certain Capital Expenditures. During the fiscal year ended December 27, 2005, the Company and the Subsidiaries incurred or paid restaurant development capital expenditures (excluding maintenance capital expenditures and land bank purchases) in an aggregate amount of approximately $20,285,000. Set forth in Section 4.28 of the Disclosure Schedule (the “2005 Capital Expenditure Report”) is a true and complete list of each Company Restaurant for which such capital expenditures were incurred or paid, an indication of the whether the upgrade was a “Relocation”, a “Rebuild”, a “Remodel”, or a “Reimage”, the amount of the capital expenditure made in furtherance of such upgrade and the date such upgrade was complete (if completed as of the date hereof).

SECTION 4.29.  Brokers. Except for AG Edwards & Sons, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement or the Escrow Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 5.01.  Organization and Authority of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary limited liability company power and authority to enter into this Agreement and Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Escrow Agreement, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Purchaser. This Agreement has been, and upon its execution the Escrow Agreement shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers and the Company) this Agreement constitutes, and upon its execution the Escrow Agreement shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 5.02.  No Conflict. Except as may result from any facts or circumstances relating solely to the Sellers, the Company or any Subsidiary, the execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Formation or the Limited Liability Company Agreement of the Purchaser, (b) assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, Permits, authorizations and other actions referred to in Section 4.05, conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or any of the Assets pursuant to, any Contract to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Escrow Agreement.

SECTION 5.03.  Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except the pre-merger notification and waiting period requirements of the HSR Act.

SECTION 5.04.  Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

SECTION 5.05.  Financing. The Purchaser believes that the financing required to enable the Purchaser to consummate all the transactions contemplated by this Agreement and the Escrow Agreement will be available to it as of the Closing (the “Financing”).

SECTION 5.06.  Litigation. No Action by or against the Purchaser is pending or, to the knowledge of the Purchaser threatened, which could affect adversely the legality, validity or enforceability of this Agreement, the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 5.07.  Brokers. Except for Northstar Industries, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Northstar Industries, Inc.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.  Conduct of Business Prior to the Closing. (a)  The Company and the Sellers covenant and agree, that, except as described in Section 6.01(a) of the Disclosure Schedule or as otherwise specifically contemplated by this Agreement, or as required by applicable Law, between the date hereof and the Closing, neither the Company nor any Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company’s and such Subsidiary’s prior practice unless the Purchaser and the Company and the Sellers otherwise agree in writing (which agreement shall not be unreasonably withheld). Without limiting the generality of the foregoing, except as described in Section 6.01(a) of the Disclosure Schedule or as otherwise specifically contemplated by this Agreement, or as required by applicable Law, between the date hereof and the Closing, the Company shall, and the Sellers shall cause the Company and each Subsidiary to do the following, unless the Purchaser and the Company and the Sellers otherwise agree in writing (which agreement shall not be unreasonably withheld):

(i)            continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice and any marketing plans agreed to with PHI;

(ii)           (A) continue its full program of capital expenditures in the ordinary course of business consistent with past practice, including using commercially reasonable efforts to timely fulfill its upgrade plans in the 2006 Development Capital Expenditure Plan set forth in Exhibit G hereto, subject to delays beyond the reasonable control of the Company, and (B) maintain a minimum level of capital expenditures for the Company and the Subsidiaries combined equal to on average at least $2,800,000 per full Fiscal Period from December 28, 2005 through the Closing;

(iii)          not shorten or lengthen the customary payment cycles for any of their payables (including, without limitation, customary cycles for payment of Taxes and customary cycles for prepayment of expenses) or Receivables; provided that as of the Closing, the Company and the Subsidiaries shall not have a payable for more than one Fiscal Period related to each of (A) franchise fees, (B) cooperative fees, and (C) national advertising fees payable to third parties and the Company shall not extend the time for payment of payables due in the last week of a Fiscal Period beyond the end of such Fiscal Period;

(iv)          use their reasonable best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of the key employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Subsidiary and the Business, and (D) preserve their current relationships with PHI, their customers, suppliers and other Persons with which they have had significant business relationships;

(v)           exercise any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 4.18(b) of the Disclosure Schedule which by their terms would otherwise expire; provided that if the terms and conditions of such leases and subleases as so extended would be materially different than the terms and conditions currently in effect (except to the extent that such different terms and conditions are expressly contemplated by the respective lease or sublease), the Company and the Subsidiaries shall not exercise such rights without the Purchaser’s prior written consent;

(vi)          except as set forth in Section 4.10(j) of the Disclosure Schedule, not make, change or revoke any Tax election with respect to Company Taxes or the Company or any of its Subsidiaries or make any change to (or make a request to any Governmental Authority to change) any of its tax accounting principles, methods or practices with respect to Company Taxes;

(vii)         not amend any Company Tax Return, settle or compromise any Tax claim or liability or enter into a settlement or compromise or consent to any extension or waiver of the statute of limitations period applicable to any Company Tax or Company Tax Return other than (A) settlements, compromises and waivers in respect of routine audits involving proposed adjustments of $100,000 or less individually and not more than $500,000 collectively, and amendments of Tax Returns involving sales tax or similar taxes involving amounts of $100,000 or less individually and not more than $500,000 collectively, (provided, however that the Purchaser shall provide its written consent (which consent shall not be unreasonably withheld) with respect to such amendments of Tax Returns no later than five Business Days after receipt of a written request from the Seller, which request shall include a copy of the amendment and all schedules to such Tax Return and if no written response is given within such time frame consent shall be deemed to have been given), and (B) an extension of the period to file any Company Tax Return in respect of the 2005 taxable year;

(viii)        (A) not allow any Permit, Liquor License or Environmental Permit that was issued to or relates to the Company or any Subsidiary or otherwise relates to the Business to lapse or terminate or (B) not fail to renew or replace within a customary period of time consistent with the Company’s past practice any insurance policy, Permit, Liquor License or Environmental Permit that is scheduled to terminate or expire;

(ix)           use their reasonable best efforts to collectively retain a sufficient Cash balance of not than less $5 million as of the Closing;

(x)            not sell, transfer, lease, sublease, license, mortgage, encumber or otherwise dispose of any properties or assets, real, personal or mixed (including leasehold interests and intangible property), other than (A) the sale of Inventories, or (B) the sale of any other Assets with a fair market value in excess of $250,000 in the aggregate and, in each case, in the ordinary course of business consistent with past practice;

(xi)           not declare, make or pay any dividends or distributions to the holders of capital stock of the Company or any Subsidiary or otherwise, other than (A) in Cash and paid at or prior to the Effective Time, (B) the Bicknell Promissory Note, (C) the

Company’s interest in the Split Dollar Agreements and the Split Dollar Life Insurance Policies; (D) a deemed dividend election under Section 1368 of the Code, or (E) dividends, distributions and redemptions declared, made or paid by any wholly owned Subsidiary solely to the Company or another wholly owned Subsidiary; and

(xii)          maintain levels of working capital consistent with past practice.

(b)           Except as described in Section 6.01(b) of the Disclosure Schedule or as otherwise specifically contemplated by this Agreement, the Sellers covenant and agree that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser (which shall not be unreasonably withheld), neither the Company nor any Subsidiary will do any of the things specified in the second sentence of Section 4.10, excluding Section 4.10(s) and Section 4.10(v).

SECTION 6.02.  Access to Information. (a)  Except as prohibited by applicable Law and subject to any applicable privileges (including the attorney-client privilege), from the date hereof until the Closing, upon reasonable notice, the Company shall, and the Sellers shall cause, the Company and the Subsidiaries and each of the Company’s and the Subsidiaries’ officers, directors, employees, agents, representatives, external accountants and outside counsel (“Representatives”) to:  (i) afford the Representatives and financing sources of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary, and to those Representatives of the Sellers, the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business and (ii) furnish to the Representatives and financing sources of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Company or any Subsidiary and that the Company Accountants shall not be required to make any work papers available to any Person unless and until such Person has executed a customary agreement relating to such access to such work papers in form and substance reasonably acceptable to the Company Accountants, and provided, further, that no access to employees shall be provided until the Company discloses this Agreement to the Company no later than five days after the date hereof. Purchaser agrees that all requests for access and information shall be made by Purchaser and its Representatives to the President, the Chief Financial Officer, or the Chief Accounting Officer of the Company or any of such Person’s respective designees.

(b)           For a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business, the Company and the Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and the Subsidiaries and (ii) upon reasonable notice and for any reasonable purpose, afford the officers, employees, agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records.

(c)           For a period of seven years following the Closing, the Sellers shall (i) retain the books and records of the Sellers, if any, which relate to the Business, the Company and the Subsidiaries and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, the Company or any Subsidiary and, (ii) upon reasonable notice and for any reasonable purpose, afford the officers, employees, agents and representatives of the Purchaser, the Company or any Subsidiary reasonable access (including the right to make photocopies, at the expense of the Purchaser, the Company or such Subsidiary), during normal business hours, to such books and records.

SECTION 6.03.  Confidentiality. The Sellers agree to, and shall cause their respective Affiliates and Representatives to:  (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company and each Subsidiary; (b) in the event that the Sellers or any such Affiliate or Representative becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Subsidiary may seek a protective order or other remedy or waive compliance with this Section 6.03; (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information; and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Sellers or any of their Affiliates or Representatives and, except as otherwise required by Section 6.02(c), destroy any and all additional copies then in the possession of the Sellers or any of their Affiliates or Representatives of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Sellers, their Affiliates or Representatives or is disclosed to the Sellers, the Company, or their respective Affiliates or Representatives without restriction by a third party not subject to an obligation of confidentiality to the Purchaser or its Affiliates (including the Company or any Subsidiary); and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

SECTION 6.04.  Regulatory and Other Authorizations; Notices and Consents. (a)  The Purchaser and each of the Sellers and the Company shall use their reasonable best efforts to obtain (or cause the Company and the Subsidiaries, as applicable, to obtain) all the authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Escrow Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)           The Company and the Sellers shall, and the Sellers shall cause the Company, or shall cause the Subsidiaries, to give promptly such notices to third parties as reasonably requested by the Purchaser and use its or their reasonable best efforts to obtain the Third Party Consents and the Estoppel Certificates; provided, however, that Sellers shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval of such third party. The Company and the Subsidiaries shall pay all costs and expenses incurred to obtain such consents. The Sellers and the Company shall cooperate with and provide reasonable assistance to the Purchaser with respect to obtaining the Pizza Hut Amendment.

(c)           The Purchaser shall cooperate with and provide reasonable assistance to the Sellers in giving such notices and obtaining the Third Party Consents and Estoppel Certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Company, any Subsidiary or the Business.

(d)           At or prior to the Closing and effective no later than the Effective Time, the Company shall or shall cause the Subsidiaries, and the Sellers shall cause the Company, to use its reasonable best efforts to obtain and pay the costs of obtaining “runoff” insurance related to the Company’s and the Subsidiaries’ Directors & Officers Insurance, Fiduciary Liability Insurance and, to the extent a Third Party Consent to continue the existing Employment Practices Liability Insurance following the Closing has not been obtained by the Sellers and/or the Company, Employment Practices Liability Insurance (the “Runoff Insurance”). The Purchaser shall use its reasonable best efforts to obtain on behalf of the Company and the Subsidiaries replacement (i) Directors & Officers Insurance for Liabilities arising from acts committed or alleged to be committed following the Closing, (ii) Fiduciary Liability Insurance for Liabilities arising from acts committed or alleged to committed following the Closing, and (iii) Employment Practices Liability Insurance to the extent a Third Party Consent to continue the existing Employment Practices Liability Insurance following the Closing has not been obtained by the Sellers and/or the Company, in each case effective as of the Closing and having terms and conditions customary for a public company of similar size and risk as the Company and the Subsidiaries (the “Replacement Insurance”). The Sellers and the Company shall cooperate with and provide reasonable assistance to the Purchaser with respect to obtaining the Replacement Insurance.

SECTION 6.05.  Notice of Developments. Between the date hereof and the Closing, Sellers and the Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers and the Company, of (i) the occurrence, or failure to occur, of any event that would be likely to cause a breach of any representation or warranty contained in this Agreement and (ii) any failure of Purchaser or Sellers or the Company, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that a failure to comply with this Section will not constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying event would independently result in the failure of a condition set forth in Article IX to be satisfied; provided further that no party shall be deemed to have breached this Section unless such breach is willful.

SECTION 6.06.  Financing. (a) The Purchaser shall use commercially reasonable efforts to arrange and obtain the Financing on commercially reasonable and customary terms and conditions. The Purchaser shall keep the Sellers and the Company reasonably apprised regarding material developments in the status of the Financing.

(b)           The Company and the Sellers shall, and the Sellers shall cause the Company, or shall cause the Subsidiaries and their Representatives, to provide all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Financing as may be reasonably requested by the Purchaser, including:

(i)            participation in meetings, drafting sessions and due diligence sessions;

(ii)           assisting the Purchaser and its financing sources in the preparation of (A) any offering documents, prospectuses, registration statements under the Securities Act to be filed by the Purchaser or the Company with the SEC (a “Registration Statement”) or other disclosure documents requested by the Purchaser for any of the Financing and (B) materials for rating agency presentations;

(iii)          assisting with the marketing efforts of the Purchaser and its financing sources for any of the Financing;

(iv)          furnishing the Purchaser and its financing sources, on a timely basis consistent with past practice, with financial and other pertinent information regarding the Company and the Subsidiaries as may be reasonably requested by the Purchaser to obtain the Financing, including all financial statements and financial data of the type that are or would be required by Regulation S-X and Regulation S-K under the Securities Act to be included in a registration statement on Form S-1 or of the type and form customarily included in offering documents, prospectuses or registration statements for the sale of debt securities or that are desirable for marketing purposes to consummate the offering of such debt securities (the “Required Financial Information”), including, without limitation, (A) audited financial statements of the Company and Subsidiaries for the three fiscal years ended most recently prior to the Closing, (B) unaudited consolidated financial statements of the Company and Subsidiaries for any interim quarterly periods that have ended since the end of the most recent fiscal year, and (C) pro forma financial statements as to the Company and Subsidiaries after giving effect to the transactions contemplated hereby, which in each case with respect to the foregoing shall be reasonably satisfactory to the Purchaser and its financing sources and shall meet the requirements of Regulation

S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1 and (D) within 30 days of the end of each Fiscal Period ending on or after the date hereof, a Period Board Report covering such Fiscal Period;

(v)           providing and executing documents as may be reasonably requested by the Purchaser, including, any certificates of the Chief Executive Officer and Chief Financial Officer of the Company or any Subsidiary and other ancillary documents required in connection with the Financing;

(vi)          facilitating the pledging of collateral effective upon the Closing;

(vii)         using reasonable best efforts to cause the Company’s Accountants to take such actions as the Purchaser may reasonably request in connection with the Financing, including, without limitation, to (A) obtain the consent of Company’s Accountants to the use of its reports on the audited financial statements provided as Required Financial Information, (B) deliver a “comfort letter” in a form meeting the requirements of SAS 72, as such statement has been amended or modified, or such other form as may be reasonably requested by Purchaser, (C) perform a SAS 100 review of any unaudited financial statements provided as Required Financial Information, and (D) enter into customary agreements or engagements with accountants;

(viii)        using reasonable best efforts to provide and enter into credit agreements with banks and purchase agreements and underwriting agreements with underwriters; provided that none of the Company nor any Subsidiary shall be obliged to issue securities or borrow funds under any such agreement unless and until the Closing shall have occurred; and

(ix)           using reasonable best efforts to obtain legal opinions, surveys and title insurance as reasonably requested by the Purchaser; provided that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Financing prior to the Closing.

(c)           The Company shall, and the Sellers shall cause the Company to, use commercially reasonable efforts to obtain, on a timely basis, the executed audit opinion of the Company Accountant with respect to the Consolidated Financial Statements of the Company and its Subsidiaries for the fiscal year ended as of December 27, 2005 (the “2005 Audit”).

(d)           The Company shall, and the Purchaser shall cause the Company, to use commercially reasonable efforts to obtain, on a timely basis, the 2006 Audit. The Purchaser shall notify the Sellers in writing within five Business Days after receipt of the 2006 Audit, which notice shall specify the date of receipt of the 2006 Audit, and Purchaser and Sellers shall promptly thereafter notify the Escrow Agent of the date of the Survival Date.

SECTION 6.07.  Use of Intellectual Property. The Sellers agree and acknowledge that from and after the Closing: (a) the name “NPC International, Inc.” and all similar or related names, marks and logos (all of such names, marks and logos being the “Company Marks”) shall be owned by the Company or a Subsidiary; (b) that neither the Sellers nor any of their Affiliates shall have any rights in the Company Marks; (c) that neither the Sellers nor any of their Affiliates shall use or otherwise infringe upon the Company Marks; and (d) neither the Sellers nor any of their Affiliates will contest the ownership or validity of any rights of the Purchaser, the Company or any Subsidiary in or to the Company Marks.

SECTION 6.08.  Non-Competition. (a)  For a period of five years after the Effective Time (the “Restricted Period”), the Sellers shall not in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, (i) engage in the production or sale at retail of any pizza, or pasta, or any Italian food item similar to any Italian food item now or in the future approved by PHI or its Affiliates for use in the Pizza Hut System in the United States (the “Territory”), or (ii) have any employment or own an interest, manage, operate, join, control, lend money to or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person engaged in the production or sale of such products in the Territory, provided, however, that, for the purposes of this Section 6.08, (i) ownership of securities having no more than one percent of the voting power of any competitor which is listed on any national securities exchange shall not be deemed to be in violation of this Section 6.08 as long as the Person owning such securities has no other connection or relationship with such competitor and (ii) the parties agree that (A) Mr. Bicknell’s continued ownership of the restaurant set forth in item 1 of Exhibit H and (B) Mr. Bicknell’s continued ownership of the investment set forth in item 2 of Exhibit H (without additional cash or in-kind contributions, and without increasing his management role (if any) in such investment after the date of this Agreement, excluding any amounts which may be required to be paid by Mr. Bicknell under his existing guarantee of outstanding indebtedness) shall not constitute a breach of this Section 6.08.

(b)           As a separate and independent covenant, each of the Sellers agree with the Purchaser that, for a period of five years following the Closing, the Sellers will not in any way, directly or indirectly, interfere with or attempt to interfere with any officers, employees, representatives or agents of the Company or any Subsidiary, or induce or attempt to induce any of them to leave the employ of the Company or any Subsidiary or violate the terms of their contracts, or any employment arrangements, with the Company or any Subsidiary.

(c)           The Restricted Period shall be extended by the length of any period during which the Sellers is in breach of the terms of this Section 6.08.

(d)           The Sellers acknowledge that the covenants of the Sellers set forth in this Section 6.08 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, the Purchaser would not have entered into this Agreement. The Sellers acknowledge that (i) this Section 6.08 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser, and (ii) $2,000,000 of the Purchase Price shall be consideration allocable to such independent covenant. The Sellers have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 6.08 are reasonable and proper.

SECTION 6.09.  Credit Facilities and Other Financing Arrangements. At the Closing, the Purchaser, on behalf of the Company, Hawk-Eye and the Subsidiaries, shall pay, or shall provide the Company with the funds to pay and the Company and/or Hawk-Eye shall pay, to the respective lenders and/or lessors all amounts outstanding under the Credit Facilities and Other Financing Arrangements (other than any Derivatives), including any outstanding interest thereunder and any prepayment penalties, fees, make-whole amounts and similar amounts arising from the early retirement of such Indebtedness, provided that the Company and/or Hawk-Eye may elect to pay any or all of such amounts with its own funds at any time prior to the Closing; provided further that any amounts paid after the Effective Time shall be deemed to be paid as of the Effective Time for purposes of Section 2.07. At the Closing, the Company shall, and shall cause each Subsidiary, to settle each Derivative included in the Credit Facilities and Other Finance Arrangements in accordance with the terms thereto in full satisfaction of each such Derivative, including paying any prepayment penalties, fees, costs or other expenses, provided that the Company may elect to pay any or all of such amounts with its own funds at any time prior to the Closing; provided further that any amounts paid after the Effective Time shall be deemed to be paid as of the Effective Time for purposes of Section 2.07. In addition, the Sellers may elect, by written notice from the Sellers Representative to the Purchaser at least two Business Days prior to the Closing (accompanied by wire transfer instructions), to have the Purchaser either pay or provide the Company with funds to pay at the Closing any one or more items of Company Indebtedness described in clauses (c), (d) and (g) of the definition of Company Indebtedness; provided that upon any such election by the Sellers, the Purchaser in its sole discretion may determine whether to pay such amounts directly or to provide the funds to the Company to pay such amounts. For the avoidance of doubt, the parties acknowledge and agree that, to the extent such payments were made by the Purchaser for all Tax purposes, the Purchaser shall be treated as making a capital contribution to the Company and the applicable Subsidiaries, and the Company and the applicable Subsidiaries shall be treated as paying the lenders in satisfaction of the Liabilities outstanding under the Credit Facilities and Other Financing Arrangements. From the date of this Agreement until the Closing, the parties to this Agreement shall cooperate with each other with respect to the matters provided for in this Section 6.09, and the Purchaser, the Company and the Sellers shall cooperate to cause all Encumbrances related to the Credit Facilities and Other Financing Arrangements and the Oread Capital Loan Agreement to be terminated effective as of the Closing. From the date of this Agreement until the Closing, the Purchaser, the Sellers and the Company shall cooperate, at the choice of the Purchaser in its sole discretion, to either: (i) arrange for the issuance of substitute letters of credit to be issued in conjunction with the Financing to replace any letters of credit issued on behalf of the Company or any Subsidiary under the Credit Facilities and Other Arrangements (the “Old Letters of Credit”) or (ii) cause back-to-back letters of credit to be issued in conjunction with the Financing to backstop obligations under the Old Letters of Credit.

SECTION 6.10.  Certain Affiliate Arrangements. Those contracts and arrangements set forth in Exhibit F(1) attached hereto (the “Surviving Affiliate Contracts”) shall survive the Closing and continue in full force and effect in accordance with their terms. None of the Sellers, the Company and any Subsidiary shall take any action to terminate the Romacorp Agreement. Except as otherwise provided in this Agreement and the Surviving Affiliate Contracts, the Sellers shall cause any Contract that is disclosed (or should have been disclosed) in Section 4.15(a)(xiv) of the Disclosure Schedule, including those Contracts set forth in Exhibit F(2) attached hereto, to be terminated or otherwise amended to exclude the Company and any Subsidiaries as a party thereto without any further Liability to the Company and the Subsidiaries.

SECTION 6.11.  Purchase of Hawk-Eye Interests. (a)   At or prior to the Closing, but effective no later than the Effective Time, the following transactions shall occur in the following order:

(i)            The Company shall purchase from Oread Capital Partners, LLC (“Oread Capital”) all of the membership interests that Oread Capital currently owns in Hawk-Eye, except that Oread Capital shall retain membership interests in Hawk-Eye with a fair market value of $3,900,000 (such purchased membership interests being the “Purchased Interests” and such retained membership interests being the “Retained Interests”), and the fair market value of the Retained Interests shall be determined pro rata based upon the amount paid by the Company for the Purchased Interests. Such acquisition of the Purchased Interests shall be for cash consideration in an amount consistent with the provisions of the existing operating agreement of Hawk-Eye (such amount, together with the cash consideration paid for Purchased Cook Interest in clause (iii) below, the “Hawk-Eye Cash Consideration Amount”).

(ii)           Oread Capital shall distribute the Retained Interests to Oread Holdings, LLC (“Oread Holdings”) and Oread Holdings will immediately distribute one-half of the Retained Interests to James K. Schwartz (“Mr. Schwartz”) and one-half of the Retained Interests to Troy D. Cook (“Mr. Cook”).

(iii)          The Company shall purchase from Mr. Cook Retained Interests with a fair market value of $650,000 (the “Purchased Cook Interest”), and the fair market value of the Purchased Cook Interest shall be determined pro rata based upon the amount paid by the Company for the Purchased Interests. The Retained Interests less the Purchased Cook Interest are referred to herein as the Roll-Over Interests.

(iv)          Pursuant to the Roll-Over Contribution Agreement, which shall be entered into by the Purchaser, Mr. Schwartz and Mr. Cook at or prior to the Closing, Mr. Schwartz and Mr. Cook shall each contribute their Roll-Over Interests free and clear of all Encumbrances (except for restrictions under applicable securities laws and the Pizza Hut Franchise Agreements and Encumbrances created by the Purchaser) to the Purchaser as of the Closing in accordance with Section 721 of the Code in exchange for (A) a membership interest in the Purchaser issued to Mr. Schwartz in a percentage equal to $1,950,000 divided by the total capital contributions (including for the avoidance of doubt the $3,250,000 value of the Roll-Over Interests contributed by Mr. Schwartz and Mr. Cook (the “Hawk-Eye Roll-Over Amount”)) made to the Purchaser as of the Closing and (B) a membership interest in the Purchaser issued to Mr. Cook in a percentage equal to $1,300,000 divided by the total capital contributions (including for the avoidance of doubt the Hawk-Eye Roll-Over Amount) made to the Purchaser as of the Closing.

(b)           As a result of the foregoing transactions in this Section 6.11, as of the Closing, the Purchaser shall own, directly or indirectly, 100% of the membership interests in Hawk-Eye in accordance with the terms of the Roll-Over Contribution Agreement and this Agreement and own, directly or indirectly, the Purchased Interests free and clear of all Encumbrances (except for restrictions under applicable securities laws, restrictions under the operating agreement of Hawk-Eye, and the Pizza Hut Franchise Agreements and Encumbrances

created by or through the Purchaser) and all Pizza Hut Franchise Agreements related to the restaurants operated by Hawk-Eye shall be held in the name of Hawk-Eye or NPC Management, Inc. and Oread Capital shall cease to act as manager of Hawk-Eye.

SECTION 6.12.  OGB LLC. At or prior to the Closing and effective no later than the Effective Time, the Company shall transfer or otherwise surrender the 0.5% membership interest in OGB, LLC held by the Company for no consideration and the Company shall cease to be a member of OGB, LLC. Upon such transfer or surrender, neither the Company and the Subsidiaries, on the one hand, nor OGB, LLC, on the other hand, will have any further liability to the other with respect to the Company’s membership in OGB, LLC or the Aircraft Dry Lease.

SECTION 6.13.  Certain Related Party Indebtedness. At or prior to the Closing and effective no later than the Effective Time, the Company shall, and shall cause the Subsidiaries, to enter into transactions that result in all notes payable by any Seller to the Company or any Subsidiary being satisfied either (i) by such Seller paying to the Company or any Subsidiary all the amounts owed, including principal and accrued interest under any such note, or (ii) by the Company declaring a dividend to the shareholders of the Company and distributing such note to such Seller in whole or partial satisfaction of the dividend; provided that any amounts paid by the Company or any Subsidiary with respect to such transactions after the Effective Time shall be deemed to be paid as of the Effective Time for purposes of Section 2.07.

SECTION 6.14.  Termination of Split Dollar Arrangements. Prior to the Closing and effective no later than the Effective Time, the Company shall relinquish all of its right, title and interest in and to the Split Dollar Agreements and release its collateral assignments in the Split Dollar Life Insurance Policies for no consideration.

SECTION 6.15.  Disclaimer Regarding Representations and Warranties. The Purchaser acknowledges and agrees that none of the Sellers, the Company or their Representatives has made or makes any representation or warranty to the Purchaser except for the specific representations and warranties of the Sellers and the Company contained in this Agreement, the Escrow Agreement, the Disclosure Schedule and any certificate provided to the Purchaser pursuant to this Agreement or the Escrow Agreement. Without limiting the foregoing, except for the specific representations and warranties of the Sellers and the Company contained in this Agreement, the Escrow Agreement, the Disclosure Schedule and any certificate provided to the Purchaser pursuant to this Agreement or the Escrow Agreement, no Seller makes any representation or warranty to Purchaser with respect to (a) the information set forth in the management presentations, the management presentation materials provided to the Purchaser or the documents of the Company made available to the Purchaser for review or (b) any management plan or budget relating to the Company provided to the Purchaser.

SECTION 6.16.  Further Action. Subject to the terms and provisions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, in each case, as may be required to carry out the provisions of this Agreement and the Escrow Agreement and consummate and make effective the transactions contemplated hereby and thereby.

ARTICLE VII

EMPLOYEE MATTERS

SECTION 7.01.  Benefits. As of the Closing Date, each then-current employee of the Company and the Subsidiaries shall continue to be covered by the Plans and, for the avoidance of doubt, shall not become covered by the employee benefit plans of the Purchaser (or any of its Affiliates other than the Company or the Subsidiaries) at any time on or after the Closing.

SECTION 7.02.  Deferred Compensation Plans. (a) The Company shall take all necessary action to terminate, effective prior to the Effective Time, the NPC International, Inc. Non-Qualified Executive Deferred Compensation Plan, as amended, and, in accordance with such plan’s terms, make a full payout of accrued benefits at or prior to the Effective Time.

(b)           The Company shall, prior to Closing, amend the NPC International, Inc. Deferred Compensation and Retirement Plan (the “NQDC Plan”) and the NPC International, Inc. POWR Plan for Key Employees (the “POWR Plan”) so that they comply with Section 409A of the Code and the applicable guidance issued thereunder, such amendments to be reviewed by the Purchaser and subject to the Purchaser’s consent which shall not be unreasonably withheld. After the Closing, the Purchaser agrees to maintain, administer and operate the NQDC Plan and the POWR Plan consistent with their respective terms, in compliance with Section 409A of the Code.

ARTICLE VIII

TAX MATTERS

SECTION 8.01.  Indemnity. (a)  The Sellers agree to indemnify and hold harmless the Purchaser, the Company and each Subsidiary against the following Taxes to the extent in excess of (i) the amounts which the Company established as a deferred income tax liability as of December 27, 2005, with respect to income and franchise (to the extent based on income or gross receipts) Taxes and related Losses (but only to the extent such deferred income tax liabilities were created for the purposes of potential adjustments by a taxing authority) and (ii) the amount which the Company establishes as reserves for such Taxes and accrued tax liabilities as of the Closing Date on a basis consistent with past practices of the Company and its Subsidiaries in accordance with GAAP to the extent such reserves or accruals specifically relate to such Taxes (except to the extent that such reserves or accruals exceed those established in the ordinary course of business in a manner consistent with past practice including the timely payment of the underlying Tax liability and recognizing that any specific accrual is eliminated once such Tax is due and owing on its final due date as permitted by Law) which reserves and accruals as of the date of the Reference Balance Sheet are allocated by type of Tax in Section 8.01 of the Disclosure Schedule and, except as otherwise provided in Section 8.04, against any loss, damage, Liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting: (i) (x) Taxes not yet paid (whether or not shown on the Company’s Tax Returns) or (y) Taxes in excess of those paid by the Company as shown on its filed Tax Returns (and not refunded), in each case, to the extent imposed on the Company or any

Subsidiary with respect to taxable periods of such Person ending on or before the Closing Date, including any Taxes imposed on the Company or any Subsidiary as a result of the failure of the Company to constitute an S-Corporation at all times since January 1, 2003 up to and until 11:59 pm (Central time) on the day before the Closing Date or the failure of any Subsidiary to constitute a QSSS during such period; (ii) (x) Taxes not yet paid (whether or not shown on the Company’s Tax Returns) or (y) Taxes in excess of those paid by the Company as shown on its filed Tax Returns (and not refunded), in each case, to the extent imposed on the Company or any Subsidiary with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, including any Taxes imposed on the Company or any Subsidiary as a result of the failure of the Company to constitute an S-Corporation at all times since January 1, 2003 up to and until 11:59 pm (Central time) on the day before the Closing Date or the failure of any Subsidiary to constitute a QSSS during such period, which are allocable, pursuant to Section 8.01(b), to the portion of such period ending at 11:59 pm (Central time) on the day before the Closing Date; (iii) (x) Taxes not yet paid (whether or not shown on the Company’s Tax Returns) or (y) Taxes in excess of those paid by the Company as shown on its filed Tax Returns (and not refunded), in each case, to the extent imposed on any member of any affiliated group with which any of the Company and the Subsidiaries file or have filed a Tax Return on a consolidated, combined or unitary basis with respect to a taxable period ending on or before the Closing Date; and (iv) Taxes relating to the transactions contemplated in Sections 6.11, 6.12 and 6.13 regardless of whether such Taxes are allocable to a Pre-Closing Period or to a Post-Closing Period. The Purchaser shall be responsible for Taxes and associated expenses imposed on the Company or any Subsidiary, which were not allocated to the Sellers pursuant to the first sentence hereof.

(b)           In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(i)            in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 8.07), deemed equal to the amount which would be payable if the taxable year ended at 11:59 pm (Central time) on the day before the Closing Date; and

(ii)           in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or any Subsidiary or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account the type of the Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.01(b) shall be computed by reference to the level of such items on the Closing Date or the measurement date, whichever results in the lesser amount. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Subsidiaries.

SECTION 8.02.  Returns and Payments. (a)  From the date of this Agreement through and after the Closing, the Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Company and the Subsidiaries that are due on or before or relate to any taxable period ending on or before the Closing Date including the short period S corporation return ending at 11:59 pm (Central time) on the day before the Closing Date (and the Purchaser shall do the same with respect to any taxable period ending after the Effective Time). Tax Returns of the Company and the Subsidiaries not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company and the Subsidiaries (except to the extent that counsel for the Sellers or the Company renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any such Tax Return required to be filed by the Purchaser or the Sellers, the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and, if applicable, a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 8.01(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension hereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.

(b)           The Sellers shall pay, or cause to be paid, when due and payable all Taxes with respect to the Company and the Subsidiaries for any Pre-Closing Period, and the Purchaser shall so pay or cause to be paid Taxes for any Post-Closing Period (subject to its right of indemnification from the Sellers by the date set forth in Section 8.05 for Taxes attributable to the portion of any Straddle Period ending on or before the Closing Date pursuant to Sections 8.01(a) and 8.01(b)).

SECTION 8.03.  Refunds. Any Tax refund (including any interest with respect thereto) relating to the Company or any Subsidiary for any Pre-Closing Period shall be the property of the Sellers, and if received by the Purchaser, the Company or any Subsidiary shall be paid over promptly to the Sellers. Notwithstanding the foregoing, (a) any Tax refund (or equivalent benefit to the Sellers through a reduction in Tax liability) for any Pre-Closing Period arising out of the carryback of a loss or credit incurred by the Company or any Subsidiary in any Post-Closing Period shall be the property of the Purchaser and, if received by the Sellers, shall be paid over promptly to the Purchaser and (b) if a taxing authority subsequently disallows any refund with respect to which the Sellers have received a payment pursuant to this Section 8.03, the Sellers shall promptly pay (or cause to be paid) to the Purchaser the full amount of such refund (including any interest with respect thereto).

SECTION 8.04.  Contests. (a)  After the Closing, the Purchaser shall promptly notify the Sellers in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or any of the Company and the Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VIII; provided, however, that the failure to give such notice will not affect the Purchaser’s right to indemnification under this Article VIII, unless the Sellers’ contesting of such assessment or claim would be materially prejudiced by the Purchaser’s failure to promptly give such notice.

(b)           In the case of an audit or administrative or judicial proceeding that relates to Pre-Closing Periods, provided that, and only to the extent that, the Sellers acknowledge in writing their liability under this Agreement to hold the Purchaser, the Company and the Subsidiaries harmless against (i) in the case of such audit or proceeding that relates to Pre-Closing Periods, the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to such Pre-Closing Periods other than to the extent of Straddle Periods included in such Pre-Closing Periods, and (ii) in the case of such audit or proceeding that relates to Pre-Closing Periods but only to the extent any such period includes a Straddle Period, an adjustment ultimately determined as allocable under Section 8.01(b) to the portion of such Straddle Period ending on or before the Closing Date), the Sellers shall have the right at their expense to participate in and control the conduct of such audit or proceeding; the Purchaser also may participate in any such audit or proceeding and, if the Sellers do not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding after five days prior written notice to the Sellers setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which the Sellers have acknowledged their liability are required to be contested in the same audit or proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

(c)           With respect to issues relating to a potential adjustment for which both the Sellers (as evidenced by their written acknowledgement under this Section 8.04) and the Purchaser or the Company or any Subsidiary could be liable, (i) both the Sellers and the Purchaser may participate in the audit or proceeding and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in this Section 8.04(c) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VIII by the Purchaser and the Sellers.

(d)           With respect to any Tax audit or proceeding for a taxable period that begins before the Closing Date, neither the Purchaser nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to such audit or proceeding which would adversely affect the other party for such taxable period or a subsequent taxable period without the written consent of the other party, which consent may not be unreasonably withheld. The Purchaser and the Sellers agree to cooperate, and the Purchaser agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any such audit or proceeding.

SECTION 8.05.  Time of Payment. Payment by the Sellers of any amounts due under this Article VIII in respect of Taxes shall be made out of the Escrow Fund, to the extent applicable, and otherwise directly by the Sellers (a) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchaser on which is required to be reported income for a taxable period ending after the Closing Date for which the Sellers are responsible under Sections 8.01(a) and 8.01(b) without regard to whether the Tax Return shows overall net income or loss for such period or (b) within three Business Days following an agreement between the Sellers and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority which is due and payable, or a “determination” as defined in Section 1313(a) of the Code. If liability under this Article VIII is in respect of costs or expenses other than Taxes, payment by the Sellers of any amounts due under this Article VIII shall be made within five Business Days after the date when the Sellers have been notified by the Purchaser that the Sellers have a liability for a determinable amount under this Article VIII and are provided with calculations or other supporting materials in sufficient detail to enable the Sellers to determine whether such liability has arisen and is accurately computed.

SECTION 8.06.  Tax Cooperation and Exchange of Information. The Sellers and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company and the Subsidiaries to provide such cooperation and information) in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or a right to a refund of Taxes, (c) participating in or conducting any audit or other proceeding in respect of Taxes, or (d) furnishing information to parties subsequently desiring to purchase any part of the Assets, the Business, the Company or the Subsidiaries from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 8.06. Notwithstanding anything to the contrary in this Agreement, each of the Sellers and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company or any Subsidiary for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions and (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Sellers or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 8.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 8.07.  Conveyance Taxes. The Sellers shall be liable for and shall hold the Purchaser harmless against any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement. The Sellers, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Conveyance Taxes to be assessed and paid on or prior to the Effective Time in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing.

SECTION 8.08.  Miscellaneous. (a)  The Sellers and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under this Article VIII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

(b)           All payments payable under any tax sharing agreement or arrangement between the Company or any Subsidiary for any taxable period ending on or prior to the Closing Date shall be calculated on a basis consistent with past practice and shall be payable in full prior to the Closing. Any such tax sharing agreement or arrangement between the Company or any Subsidiary shall be terminated prior to the Effective Time.

(c)           Notwithstanding any provisions in this Agreement to the contrary, the obligations of the Sellers to indemnify and hold harmless the Purchaser, the Company and the Subsidiaries pursuant to this Article VIII, and the representations and warranties contained in Section 4.25, shall terminate at the close of business on the 75th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(d)           From and after the date of this Agreement, the Sellers shall not, without the prior written consent of the Purchaser (which may, in its reasonably exercised discretion, withhold such consent), make, or cause or permit to be made, any Tax election that would adversely affect the Company or any Subsidiary, other than a change of accounting method as described in Section 4.10(j) of the Disclosure Schedule and any deemed dividend election or election to distribute earnings and profits before accumulated adjustment account distributions under Section 1368 of the Code, or any successor thereto, and the regulations thereunder.

(e)           Notwithstanding anything to the contrary in this Agreement, other than with respect to (i) the limits on indemnification set forth in Sections 10.04 and 10.07, (ii) the provisions under Section 10.06, as applicable to Tax matters and (iii) distributions from the Escrow Fund as provided in the Escrow Agreement, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed solely by this Article VIII.

SECTION 8.09.  Termination of S Status. The Company has elected, pursuant to Section 1362 of the Code, to be treated as an S corporation as that term is defined in Section 1361 of the Code. The parties recognize that as of at 11:59 pm (Central time) on the day before the Closing Date, the S election of the Company shall terminate and as a result of such termination, a short taxable year (ending at 11:59 pm (Central time) on the day before the

Closing Date) for the Company will result (the “Short S Year”). A short taxable year not governed by the Subchapter S rules of the Code would then begin for the Company on the date of the termination of its S election (the “Short C Year”). The parties agree that income Tax items shall be allocated to the Short S Year and the Short C Year pursuant to the “closing of the books” method under the Code.

SECTION 8.10.  Certain Payments. The Purchaser, Sellers and the Company agree that (i)(a) the accrual of termination payments with respect to the termination of the NPC International, Inc. Non-Qualified Executive Deferred Compensation Plan in accordance with Section 7.02 hereof, (b) the amounts paid upon, or in connection with, early retirement of Company Indebtedness in accordance with Section 6.09 hereof and the definition of Company Indebtedness, and (c) any transfer fees attributable to the Pizza Hut Franchise Agreements, that are to be accrued not later than the day immediately preceding the Closing Date and which shall be paid by the Company upon the earlier to occur of the Closing Date or sixty (60) days after the Company has authorized such payment shall be accrued during the Short S Year for federal income tax and accounting purposes, and (ii) the Sellers, as the shareholders of the Company during the Short S Year, shall receive the federal and state income Tax benefits resulting from deductions relating to the aforementioned items. Purchaser agrees that none of such Payments will be reported as a deductible item on any Tax Returns filed by the Company or Purchaser or any Affiliate for any period on or ending after the Closing Date. If the Company or Purchaser or any Affiliate realizes any federal or state income Tax benefit resulting from any such deduction, Purchaser and the Company shall promptly notify Mr. Bicknell and shall pay to Mr. Bicknell on behalf of the Sellers the amount of such Tax benefit net of any costs incurred by the Company or Purchaser or any Affiliate in pursuing such Tax benefit.

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.01.  Condition to Obligations of the Sellers and the Purchaser. The obligations of each of the Purchaser and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver (to the extent permitted), at or prior to the Closing, of the following condition:

(a)           HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;

(b)           Governmental Approvals; No Order. The Purchaser and the Sellers shall have received, each in form and substance reasonably satisfactory to such parties, all authorizations, consents, orders and approvals of all Governmental Authorities and officials, except to the extent that the failure to obtain authorizations, consents, orders and approvals relating to Liquor Licenses or health permits would not materially and adversely affect the conduct of the business of the Company, its Subsidiaries and Hawk-Eye taken as a whole. There shall be no Governmental Order or Law in existence that prohibits the consummation of the transactions contemplated hereby.

SECTION 9.02.  Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver (to the extent permitted), at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are made as of another date, in which case, such representations and warranties shall be true and correct as of that date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b)           No Proceeding or Litigation. No Action shall be pending by or before any Governmental Authority against any of the Sellers, the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is reasonably likely to render it impossible or unlawful to consummate such transactions; provided, however, that this Section 9.02(b) shall not apply if the Sellers have directly or indirectly solicited or encouraged any such Action; and

(c)           Pizza Hut Amendment. The Pizza Hut Amendment shall have been executed and delivered by PHI.

SECTION 9.03.  Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver (to the extent permitted), at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants. (i)  The representations and warranties of the Sellers and the Company contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (y) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of the Closing with the same force and effect as if made as of the Closing, except in the case of clauses (x) and (y) to the extent such representations and warranties are made as of another date or relate solely to a particular date or period, in which case, such representations and warranties shall be true and correct as of that date or period subject to the same materiality standards as are applied to representations and warranties that do not relate solely to a particular date or period; (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers and the Company on or before the Closing shall have been complied with in all material respects; and (iii) the Sellers shall have delivered to Purchaser (x) a certificate of Mr. Bicknell, individually, certifying as to the matters set forth in Section 9.03(a)(i) and (ii) and (y) a certificate of a duly authorized officer, trustee or other authorized representative of each Seller (other than Mr. Bicknell) certifying on behalf of such Seller as to the matters set forth in Section 9.03(a)(i) and (ii) that relate to the representations and warranties of such Seller contained in Article III and the covenants and agreements to be complied with by such Seller contained in this Agreement;

(b)           No Proceeding or Litigation. No Action shall be pending by or before any Governmental Authority against any of the Sellers, the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is reasonably likely to render it impossible or unlawful to consummate such transactions; provided, however, that this Section 9.03(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

(c)           Pizza Hut Amendment. The Pizza Hut Amendment shall have been executed and delivered by the Company, Hawk-Eye, NPC Management, Inc. and PHI and the Pizza Hut Release shall have been executed and delivered by the Company, Hawk-Eye, NPC Management, Inc. and Mr. Bicknell;

(d)           Hawk-Eye Interests. The conditions, covenants and agreements contained in Section 6.11 of this Agreement shall have been satisfied in all respects;

(e)           Deferred Compensation Plans. The provisions contained in Section 7.02 of this Agreement shall have been complied with in all respects; provided that if the Sellers timely elect pursuant to Section 6.09 to have the Purchaser either pay or provide the Company with funds to pay at the Closing any of the items described in clauses (c)(iv) or (v) of the definition of Company Indebtedness, this condition shall be deemed waived with respect to such elected item to the extent that the Purchaser fails to pay or provide the Company with such funds in accordance with Section 6.09;

(f)            Management Retention Arrangements. The Management Retention Agreements shall have been executed and delivered by the parties thereto and remain in effect as of the Closing;

(g)           Financing. The Purchaser shall have obtained the Financing on commercially reasonable and customary terms and in amounts sufficient to enable it to consummate the transactions contemplated by this Agreement based upon the equity funding contemplated in the Equity Commitment Letter;

(h)           Credit Facilities and Other Financing Arrangements and Encumbrances. The Purchaser shall have received (a) evidence of the release of (i) all Encumbrances on the Assets relating to the Credit Facilities and Other Financing Arrangements and Oread Capital Loan Agreement, (ii) such other Encumbrances on the Assets (other than Permitted Encumbrances) that the Purchaser timely requests to be removed in order to obtain the Financing, and (iii) all Encumbrances on the Shares and (b) customary payoff letters in a form reasonably satisfactory to the Purchaser that all obligations of the Company and the Subsidiaries pursuant to the Credit Facilities and Other Financing Arrangements have been satisfied, discharged and/or released and the Credit Facilities and Other Financing Arrangements have been terminated (the “Evidence of Encumbrances and Payoff Letters”);

(i)            No Material Adverse Effect. No Material Adverse Effect shall have occurred; and

(j)            Insurance Policies. The Company and the Subsidiaries shall have the Replacement Insurance and the Runoff Insurance; provided that this condition shall apply with respect to Replacement Insurance only to the extent that Purchaser shall have complied with Section 6.04(d) in all respects.

ARTICLE X

INDEMNIFICATION

SECTION 10.01.  Survival of Representations and Warranties. (a)  The representations and warranties of the Sellers contained in this Agreement and the Escrow Agreement and the covenants and agreements of the Sellers to be performed at or prior to the Closing shall survive the Closing only until the Survival Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.04, 3.06, 4.01, 4.02, 4.03 and 4.29 shall survive indefinitely, (ii) the representations and warranties dealing with Tax matters contained in Sections 3.05, 4.07, 4.08, 4.10, 4.11, 4.12, 4.21 and 4.25  shall survive for the period specified in Section 8.08(c) of this Agreement, and (iii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Sellers contained in Sections 4.07, 4.08, 4.10, 4.11, 4.12, 4.14 and 4.18 to the extent it relates to environmental matters, such representations and warranties shall, for purposes of such claims by the Purchaser, survive the Closing until the fifth anniversary of the Closing. Neither the survival period nor the liability of the Sellers with respect to the Seller’s or the Company’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser; provided, however, that if the Sellers and the Company acknowledge in writing with reasonable specificity, prior to the Closing that any breach of a representation or warranty individually or in the aggregate would prevent the condition set forth in Section 9.03(a) from being satisfied (a “Seller Terminating Breach”), then no indemnification pursuant to Article X shall be available in respect of such Seller Terminating Breach if the Purchaser proceeds with the Closing notwithstanding knowledge of such Seller Terminating Breach; provided, further, that if the Sellers affirmatively establish that the Purchaser (x) had actual knowledge of such Seller Terminating Breach at the time of the Closing and, in willful breach of Section 6.05, did not notify the Sellers and the Company of such Seller Terminating Breach, and (y) the Sellers and the Company did not have actual knowledge of such Seller Terminating Breach at the time of Closing, then no indemnification pursuant to Article X shall be available in respect of such Seller Terminating Breach (a “Seller Non-Indemnification Event”). For the avoidance of doubt, the availability of indemnification pursuant to Article X shall not be affected in respect of any breach of this Agreement that does not result in a Seller Non-Indemnification Event if the Purchaser proceeds with the Closing notwithstanding knowledge of such breach. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers, then the relevant representations and warranties specified in such claim shall survive as to such claim, until such claim has been finally resolved.

(b)           The representations and warranties of the Purchaser contained in this Agreement and the Escrow Agreement shall survive the Closing until the Survival Date;

provided, however, that the representations and warranties made pursuant to Sections 5.01 and 5.07 shall survive indefinitely. Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Sellers; provided, however, that if the Purchaser acknowledges in writing with reasonable specificity, prior to the Closing that any breach of a representation or warranty individually or in the aggregate would prevent the condition set forth in Section 9.02(a) from being satisfied (a “Purchaser Terminating Breach”), then no indemnification pursuant to Article X shall be available in respect of such Purchaser Terminating Breach if the Sellers proceed with the Closing notwithstanding knowledge of such Purchaser Terminating Breach; provided, further, that if the Purchaser affirmatively establishes that the Sellers (x) had actual knowledge of such Purchaser Terminating Breach at the time of the Closing and, in willful breach of Section 6.05, did not notify the Purchaser of such Purchaser Terminating Breach, and (y) the Purchaser did not have actual knowledge of such Purchaser Terminating Breach at the time of Closing, then no indemnification pursuant to Article X shall be available in respect of such Purchaser Terminating Breach (a “Purchaser Non-Indemnification Event”). For the avoidance of doubt, the availability of indemnification pursuant to Article X shall not be affected in respect of any breach of this Agreement that does not result in a Purchaser Non-Indemnification Event if the Sellers proceed with the Closing notwithstanding knowledge of such breach. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Sellers to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 10.02.  Indemnification by the Sellers.

(a)           The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by each Seller, severally and not jointly, for and against any and all Liabilities, losses, diminution in value, damages, claims, reasonable out-of-pocket costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including as a result of any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(i)            any breach of any representation or warranty made by such Seller in Article III of this Agreement or in any certificate or instrument delivered pursuant to this Agreement to the extent relating to Article III of this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein); or

(ii)           any breach by such Seller of any covenant or agreement made individually by such Seller in this Agreement.

(b)           The Purchaser Indemnified Parties shall be indemnified and held harmless by Mr. Bicknell for and against any and all Losses actually suffered or incurred by them, arising out of or resulting from:

(i)            the breach of any representation or warranty made by the Sellers or the Company contained in Article IV of this Agreement (other than Section 4.07(e)) or in any certificate or instrument delivered pursuant to this Agreement to the extent relating to Article IV (other than Section 4.07(e)) of this Agreement (it being understood that, except for the representations and warranties set forth in Sections 4.07(b), 4.07(c), 4.09, 4.10, 4.12(b), 4.15(a), 4.17(a), 4.18(d)(iii), 4.21(a) and 4.26, the second sentence of Section 4.11 and the defined term “Material Contracts” in Section 4.15(b), such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein and being further understood that to the extent a breach of representations or warranties dealing with Tax matters contained in Sections 3.05, 4.07, 4.08, 4.10, 4.11, 4.12, 4.21 and 4.25 also gives rise to indemnification under Section 8.01(a), the Sellers’ obligation to indemnify for such breach shall be governed solely by Article VIII and the provisions of this Agreement that apply to Article VIII);

(ii)           the breach of any covenant or agreement by the Sellers or the Company contained in this Agreement or the Escrow Agreement;

(iii)          any damages incurred by the Purchaser, the Company or any Subsidiary as a result of a breach of any Company Lease due to the failure to obtain (i) a Lease Consent with respect to such Company Lease or (ii) any consent required under a Company Lease set forth in Section 10.02 of the Disclosure Schedule in connection with the consummation of the transactions contemplated hereby, in each case prior to Closing; or

(iv)          the breach of any representation or warranty made by the Sellers or the Company contained in Section 4.07(e) of this Agreement or in any certificate or instrument delivered pursuant to this Agreement to the extent relating to Section 4.07(e) of this Agreement

To the extent that the Sellers’ undertakings set forth in this Section 10.02 may be unenforceable, the Sellers shall contribute the maximum amount that they are permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties otherwise subject to indemnification pursuant to this Section 10.02.

SECTION 10.03.  Indemnification by the Purchaser. The Sellers and their Affiliates (other than the Company and the Subsidiaries following the Closing), officers, trustees, employees, agents, successors and assigns (each a “Sellers Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

(a)           the breach of any representation or warranty made by the Purchaser contained in this Agreement or the Escrow Agreement; or

(b)           the breach of any covenant or agreement by the Purchaser contained in the this Agreement or the Escrow Agreement.

To the extent that the Purchaser’s undertakings set forth in this Section 10.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Sellers Indemnified Parties otherwise subject to indemnification pursuant to this Section 10.03.

SECTION 10.04.  Limits on Indemnification. (a)  Notwithstanding anything to the contrary contained in this Agreement:  (i) except with respect to indemnification for income and franchise (to the extent based on income or gross receipts) Taxes and related Losses, the Sellers shall not be liable for any claim for indemnification pursuant to Section 10.02(a)(i), Section 10.02(b)(i) or Article VIII unless and until the aggregate amount of indemnifiable Losses under Section 10.02(a)(i), 10.02(b)(i) and Article VIII which may be recovered from Sellers equals or exceeds $6,150,000 whereupon the Purchaser Indemnified Parties shall be entitled to indemnification for 50% of such Losses up to and including Losses of $6,150,000 and the full amount of any Losses above $6,150,000 (subject to the limitations in this Article X); and (ii) the maximum amount of indemnifiable Losses which may be recovered from Sellers arising out of or resulting from the causes set forth in Section 10.02(a)(i) (except as it relates to the representations and warranties set forth in Sections 3.01 and 3.04), 10.02(b)(i) and Article VIII shall be an amount equal to lesser of (x) 25% of the Purchase Price or (y) the amount of equity funding (excluding convertible debt) received by the Purchaser as of the Closing (the “Liability Cap”); provided that with respect to each Seller other than Mr. Bicknell (A) the maximum amount of indemnifiable Losses which may be recovered from such Seller arising out of or resulting from the causes set forth in Section 10.02(a)(i) and Article VIII shall be an amount equal to the product of such Liability Cap multiplied by the “Percentage Interest” set forth opposite the name of such Seller on Exhibit A and (B) with respect to indemnifiable Losses arising out of or resulting from the causes set forth in Section 10.02(a)(i), each such Seller shall be liable only with respect to breaches of the representations and warranties made by such Seller in Article III hereof; provided, further that nothing in the preceding proviso to this Section 10.04 shall restrict the Purchaser from making claims against the full amount of the Escrow Fund.

(b)           Notwithstanding anything to the contrary contained in this Agreement:  (i) the Purchaser shall not be liable for any claim for indemnification pursuant to Section 10.03(a) unless and until the aggregate amount of indemnifiable Losses under Section 10.03(a) which may be recovered from the Purchaser equals or exceeds $6,150,000 whereupon the Sellers Indemnified Parties shall be entitled to indemnification for 50% of such Losses up to and including Losses of $6,150,000 and the full amount of any Losses above $6,150,000 (subject to the limitations in this Article X); and (ii) the maximum amount of indemnifiable Losses which may be recovered from Purchaser arising out of or resulting from the causes set forth in Section 10.03(a) shall be an amount equal to the Liability Cap.

(c)           For all purposes of this Article X, “Losses” shall be net of any insurance or other recoveries and net tax benefits, if any, received or realized by the Indemnified Party or such party’s Affiliates in connection with the facts giving rise to the Loss and the right of indemnification. Sellers and the Purchaser agree that IN NO EVENT SHALL THE INDEMNIFYING PARTY HAVE LIABILITY TO THE INDEMNIFIED PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, LOST PROFITS OR SIMILAR ITEMS, OTHER THAN SUCH ITEMS AS THE INDEMNIFIED PARTY MAY BE REQUIRED TO PAY TO A THIRD PARTY AS A RESULT OF AN INDEMNIFIABLE CLAIM.

(d)           The Sellers shall not be liable for Taxes or related Losses with respect to any claim for indemnification pursuant to Section 10.02(a)(i) or Section 10.02(b)(i) to the extent arising out of any breach of representations or warranties dealing with Tax matters contained in Sections 3.05, 4.07, 4.08, 4.10, 4.11, 4.12, 4.21 and 4.25 that does not also give rise to indemnification under Section 8.01(a) unless and until the aggregate amount of such Taxes and related Losses are in excess of (i) the amounts, if any, which the Company established as a deferred income tax liability as of December 27, 2005, with respect to income and franchise (to the extent based on income or gross receipts) Taxes and related Losses (but only to the extent such deferred income tax liabilities were created for the purposes of potential adjustments by a taxing authority), and (ii) the amount, if any, which the Company establishes as reserves for such Taxes and accrued tax liability as of the Closing Date on a basis consistent with past practices of the Company and its Subsidiaries in accordance with GAAP to the extent such reserves or accruals specifically relate to such Taxes (except to the extent that such reserves or accruals exceed those established in the ordinary course of business in a manner consistent with past practice including the timely payment of the underlying tax liability and recognizing that any specific accrual is eliminated once such Tax is due and owing on its final due date as permitted by Law) and then only to the extent of such excess (subject to the limitations in this Article X). To the extent that amounts which the Company established as a deferred income tax liability as of December 27, 2005 for such Taxes and which the Company establishes as reserves and accrued tax liability as of the Closing Date on a basis consistent with past practices of the Company and its Subsidiaries in accordance with GAAP and in accordance with the previous sentence are utilized to offset indemnification obligations under Section 10.04(d) or Section 8.01(a), such amounts shall be deemed to be reduced for purposes of computing subsequent indemnification obligations under Section 10.04(d) and Section 8.01(a).

SECTION 10.05.  Notice of Loss; Third Party Claims. (a)  Subject to the time periods of Section 10.01, an Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim, which shall be governed by Section 10.05(b)) within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)           If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article X, within 20 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice (as long as such notice is provided within the period specified in Section 10.01) shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation (subject to the limitations set forth in Section 10.04) to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice by giving notice of its intention to do so to the Indemnified Party within 20 days of the receipt of notice from the Indemnified Party of such Third Party Claim (and during such 20-day period the Indemnified Party shall provide all reasonable cooperation to the Indemnifying Party with respect to the Indemnifying Party’s determination whether it should acknowledge its indemnity obligations with respect to such Third Party Claim, including, reasonable access, at the Indemnifying Party’s expense, to witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto); provided, however, if there exists a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party (after conferring with its outside counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim, such Third Party Claim may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld); provided, however, that the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim that does not involve any finding or admission of liability by the Indemnified Party without the consent of any Indemnified Party, provided that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or affect the conduct of any Indemnified Party’s business or involve any injunctive or other equitable relief against the Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of any Indemnified Party from all liability with respect to such Third Party Claim. In the event the Indemnified Party is conducting the defense against any such Third Party Claim, no such Third Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

SECTION 10.06.  Subrogation and Tax Benefits. After any indemnification payment is made to any Indemnified Party pursuant to Article VIII or this Article X, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights, if any, of the Indemnified Party against any third party in connection with the Losses to which such payment relates. Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights. In any case where an Indemnified Party recovers from a third Person any amount in respect of a matter for which an Indemnifying Party has indemnified it pursuant to Article VIII or this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party an amount equal to (a) the amount so recovered (after deducting therefrom the amount of expenses incurred by the Indemnified Party in procuring such recovery), minus (b) the excess, if any, of (i) the amount of the Loss over (ii) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim.

SECTION 10.07.  Exclusive Remedies. Except with respect to fraud (which, for clarity, shall not include negligent or reckless acts or omissions resulting in breaches of the representations and warranties contained in this Agreement), the Sellers and the Purchaser acknowledge and agree that, following the Closing, the indemnification provisions of Articles VIII and X shall be the sole and exclusive post-Closing remedies of the Sellers and the Purchaser, respectively, for any breach of the representations or warranties in this Agreement or any certificate or instrument delivered pursuant to this Agreement and for any breach of any covenants or agreements that, by their terms, were to have been performed or complied with prior to the Closing. No breach of any of the representations, warranties or provisions of this Agreement or any certificate or instrument delivered pursuant to this Agreement by any Seller shall give the Purchaser the right after the Closing to rescind this Agreement or the transactions consummated pursuant to this Agreement. The Purchaser, on its own behalf and on behalf of its Subsidiaries and on behalf of the members of the Purchaser who are parties to the Equity Commitment Letter, hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against any of the Sellers or any of their successors or assigns or any controlling person or other Affiliate under any Law, including any Environmental Law, now existing or hereafter enacted which seeks to allocate liabilities between the Purchaser and the Sellers in a manner different from that expressly set forth in this Agreement.

ARTICLE XI

TERMINATION

SECTION 11.01.  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by either the Sellers or the Purchaser if the Closing shall not have occurred within 60 days of the receipt by the Company of the 2005 Audit;

(b)           by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(c)           by the Purchaser:  (i)  if any of the conditions to the obligations of the Purchaser to consummate the transactions contemplated by this Agreement as set forth in Sections 9.01 or 9.03 of this Agreement have not been satisfied or waived by the Purchaser at Closing or the Purchaser reasonably determines that the timely satisfaction of any condition to such obligations has become impossible (other than as a result of any failure on the part of the Purchaser to comply with or perform any covenant or obligation of the Purchaser set forth in this Agreement), or (ii) if an event or condition occurs after the date of this Agreement that has resulted in a Material Adverse Effect; provided, however, that the right to terminate this Agreement under this Section 11.01(c) shall not be available to the Purchaser to the extent its failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(d)           by the Sellers if any of the conditions to the obligations of the Sellers to consummate the transactions contemplated by this Agreement as set forth in Sections 9.01 or 9.02 of this Agreement have not been satisfied or waived by the Purchaser at Closing or the Sellers reasonably determine that the timely satisfaction of any condition to such obligations of the Sellers has become impossible (other than as a result of any failure on the part of the Sellers to comply with or perform any covenant or obligation of the Sellers set forth in this Agreement); provided, however, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to the Sellers to extent the any Seller’s, the Company’s or any Subsidiary’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

SECTION 11.02.  Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (i) as set forth in Sections 6.03, 11.01, 11.02 and 12.01 and (ii) that nothing herein shall relieve either party from liability for any willful breach of this Agreement.

(b)           Upon termination of this Agreement pursuant to (i) Section 11.01(a) if, at the time of such termination, the only conditions that have not been satisfied (or that would not be satisfied at or as of the Closing) are those set forth in Section 9.02(a) or Section 9.03(g), or (ii) Section 11.01(d) if, at the time of such termination, the only condition that has not been satisfied (or that would not be satisfied at or as of the Closing) is the one set forth in Section 9.02(a), the Purchaser shall promptly reimburse the Company in immediately available funds for all Company Financing Costs incurred prior to the termination of the Agreement and not previously reimbursed by the Purchaser; provided, for the avoidance of doubt, that the Purchaser shall have no liability to the Sellers under this Section 11.02(b) to the extent that at the time of such termination, the conditions to the obligations of the Purchaser to consummate the transactions contemplated by this Agreement contained in Section 9.03(a) or (i) would not be satisfied if the Closing were to occur at the time of termination (other than the delivery of compliance certificates pursuant to Section 9.03(a)(iii) and other documents required to be delivered pursuant to this Agreement in connection with the Closing); provided further that, for the avoidance of doubt, before being obligated to reimburse the Company for the Company Financing Costs, the Purchaser shall be able to review supporting documentation for such amounts to reasonably satisfy itself as to the amount of such Company Financing Costs.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.01.  Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 12.02.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a)           if to the Sellers:

O. Gene Bicknell

792 North Manasota Key Road

Englewood, Florida 34223

with a copy to:

Martin C. Bicknell
c/o A.G. Edwards
10790 Nall Avenue
Overland Park, Kansas 66211
Facsimile: (913) 341-5010

with a copy to:

Stinson Morrison Hecker LLP

1201 Walnut, Suite 2900

Kansas City, Missouri 64106

Facsimile: (816) 691-3495

Attention:  John Granda

(b)           if to the Company:

NPC International, Inc.

14400 College Blvd. Suite 201

Lenexa, Kansas 66215

Attention: Troy Cook (Confidential)

(c)           if to the Purchaser:

Merrill Lynch Global Private Equity

4 World Financial Center FL 23

New York, New York 10080

Facsimile:  (212) 449-3576

Attention:       Robert F. End
Cassey Davis

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile:  (212) 848-7179

Attention:       John A. Marzulli Jr., Esq.
Christa A. D’Alimonte, Esq.

SECTION 12.03.  Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 12.04.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 12.05.  Entire Agreement. This Agreement, the Escrow Agreement, the Equity Commitment Letter, and the Confidentiality Agreement between the Merrill Lynch Global Partners, Inc. and the Company dated March 21, 2005 constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time such confidentiality obligations under the Confidentiality Agreement and hereunder shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

SECTION 12.06.  Assignment. This Agreement may not be assigned by operation of law or otherwise without the express prior written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to (i) one or more Affiliates of the Purchaser, (ii) to a subsequent purchaser of the Company, the assets of the Company or any portion thereof following the Closing, or (iii) the financing sources of the Purchaser by way of security, in each case, without the consent of the Sellers; provided, further, that no such assignment shall release Purchaser from any liability or obligation under this Agreement.

SECTION 12.07.  Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers, the Purchaser and the Company or (b) by a waiver in accordance with Section 12.08.

SECTION 12.08.  Waiver. Each of the Purchaser or the Sellers may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either the Purchaser or the Sellers to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Except as provided in Article X, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any right or remedy otherwise available.

SECTION 12.09.  No Third Party Beneficiaries. Except for the provisions of Article X relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Sellers, any legal or equitable right, benefit or remedy of any nature whatsoever, including any right of employment for any specified period, under or by reason of this Agreement.

SECTION 12.10.  Specific Performance. Subject to Article X, the Sellers and the Company, on the one hand, and the Purchaser, on the other hand, acknowledge and agree that the other parties would be irreparably damaged if any provision of this Agreement is not performed in accordance with its specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any provision of this Agreement, without posting any bond or other undertaking.

SECTION 12.11.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware federal court, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court sitting in the County of Newcastle. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the County of Newcastle for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 12.12.  Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.12.

SECTION 12.13.  Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 12.14.  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 12.15.  Sellers Representative. The Sellers have designated Mr. Bicknell as their representative (the “Sellers Representative”) and as their attorney-in-fact and agent with respect to the taking by the Sellers Representative of any and all actions, the receipt and delivery of notices and the making of all decisions, in each case required or permitted to be taken by the Sellers Representative in accordance with this Agreement and as otherwise authorized by the Sellers. The Purchaser shall be entitled to rely on any and all action taken by the Sellers Representative without any liability to, or obligation to inquire of, any Seller. The Purchaser is expressly authorized to rely on the genuineness of the signature of the Sellers Representative and, upon receipt of any writing that reasonably appears to have been signed by the Sellers Representative, may act upon the same without any further duty of inquiry as to the genuineness of the writing. The Sellers shall notify the Purchaser in accordance with Section 12.02 of the replacement of the Sellers Representative.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Sellers, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NPC ACQUISITION HOLDINGS, LLC

By:	/s/ Robert F. End
Name:	Robert F. End
Title:	Chairman

/s/ O. Gene Bicknell
O. Gene Bicknell

/s/ Martin C. Bicknell
Martin C. Bicknell, as Trustee of the O. Gene Bicknell Investment Trust

/s/ O. Gene Bicknell
O. Gene Bicknell, as Trustee of the Bicknell Family Irrevocable Trust of 1999, created under the Irrevocable Trust Agreement dated June 25, 1999, with O. Gene Bicknell as grantor

BICKNELL FAMILY FOUNDATION, under the Trust Indenture dated July 17, 2001, as amended by the First Amended Trust Indenture dated June 30, 2003.

By:	/s/ Donald Porter
	Name:	Donald Porter
	Title:	Trustee

By:	/s/ Roger Heckert
	Name:	Roger Heckert
	Title:	Trustee

By:	/s/ Debbie Brock
	Name:	Debbie Brock
	Title:	Trustee

NPC INTERNATIONAL, INC.

By:	/s/ James K. Schwartz
	Name:	James K. Schwartz
	Title:	President & CEO

/s/ James K. Schwartz
James K. Schwartz, solely for the
purposes of Section 6.11

/s/ Troy D. Cook
Troy D. Cook, solely for the
purposes of Section 6.11